UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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TENNANT COMPANY
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Dear Fellow Shareholders,

On behalf of the Board of Directors, I invite you to attend our Annual Meeting of Shareholders on Wednesday, April 28, 2021, at 10:30 a.m. Central Time. The meeting will be held virtually and you may participate and vote your shares electronically during the meeting as described in the enclosed notice of annual meeting and proxy statement. We encourage you to read these materials and vote your shares promptly.

Navigating 2020

During 2020, your Board was engaged with the management team in overseeing the company’s response to the challenges presented by the COVID-19 pandemic. As a company dedicated to creating clean, safe and healthy environments, we identified our clear priorities for responding to the pandemic. Our first priority was making well-informed steps to protect the health and safety of our employees, customers and communities. We take seriously our obligation to provide our customers the equipment, parts and service they need to keep their facilities clean and healthy for their employees and business. The Board is proud of how our employees have continued to not only meet the needs of our customers, but also to provide innovative solutions for our customers to keep their facilities clean during this unprecedented time.

CEO Succession

During 2020, we announced changes in our leadership, including the appointment of Dave Huml as Chief Executive Officer, a position Dave assumed on March 1, 2021. Since joining Tennant in 2014, Dave has assumed increased levels of leadership and his promotion is a natural progression that reflects his abilities and contributions, including his role as a major architect of our current enterprise strategy. The Board has every confidence that Dave will lead Tennant with conviction and integrity as the management team executes on our strategy to drive long-term profitable growth.

Dave succeeds Chris Killingstad whose 17 years of dedicated and exemplary service to Tennant, including 15 years as our President and Chief Executive Officer, helped transform Tennant into the innovation leader that we are today in the mechanized cleaning industry. The Board expresses its appreciation for the vision and leadership that Chris has brought to Tennant during his tenure, and we look forward to his continued service as a strategic advisor through 2021 to ensure a seamless leadership transition.

Board Refreshment

We continue to refresh our already well-rounded and diverse Board. In February 2021, we elected Timothy Morse as a director. Tim’s prior experience in CFO and other executive leadership positions, including at innovative companies, will strengthen the Board. Tim’s significant global financial leadership experience will also benefit our Audit Committee.

The Board would also like to thank Dave Wichmann for his many years of dedicated service to Tennant. Dave has served on the Board since 2009 and will be leaving the Board when his term ends at the annual meeting. Dave’s exemplary service and leadership on the Board has served the company and our shareholders well.

Throughout all of these events of 2020, your Board remains focused on ensuring strong corporate governance at Tennant. On behalf of the Board, thank you for your confidence in us and your investment in Tennant.

Sincerely,
Steven A. Sonnenberg Chairman of the Board of Directors

Tennant Company

10400 Clean Street

Eden Prairie, Minnesota 55344

March 17, 2021

Dear Shareholder,

Tennant Company’s 2021 Annual Meeting of Shareholders will be held on Wednesday, April 28, 2021, at 10:30 a.m. Central Time. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You may attend the meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2021.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have chosen to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our meeting without limiting our shareholders’ access to important information about Tennant.

Whether or not you plan on joining the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to read the Proxy Statement and vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail.

We appreciate your continued confidence in Tennant and look forward to you joining the virtual meeting.

Sincerely,
Kristin A. Stokes Senior Vice President, General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Wednesday, April 28, 2021, at 10:30 a.m. Central Time

How to Attend:

The meeting will be completely virtual. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2021. To enter the Annual Meeting you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

Items of Business:	(1)	Elect three Class II directors for three-year terms and one Class III director for a one-year term;

	(2)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and

	(3)	Advisory approval of executive compensation.

Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 5, 2021.

Proxy Voting:

It is important that your shares are voted, whether or not you join the virtual meeting. You are encouraged to vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.

Kristin A. Stokes, Senior Vice President, General Counsel and Corporate Secretary March 17, 2021

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2021:
The Notice of Annual Meeting of Shareholders, 2021 Proxy Statement and 2020 Annual Report
are available at www.proxyvote.com.

TENNANT COMPANY PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials?

Tennant Company (“we,” “us,” “our,” or the “company”), on behalf of its Board of Directors, is providing this Proxy Statement in order to obtain your vote in connection with its 2021 Annual Meeting of Shareholders (“Annual Meeting”).

The completely virtual Annual Meeting will be held on Wednesday, April 28, 2021, at 10:30 a.m. Central Time at www.virtualshareholdermeeting.com/TNC2021.

The Notice of Internet Availability of Proxy Materials is being first mailed to shareholders on or about March 17, 2021.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders via the Internet, rather than mailing printed copies.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and vote via the Internet.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

What is a proxy?

The proxy serves as a ballot for elections to our Board, and it provides information about other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on March 5, 2021. As of March 5, 2021, there were 18,589,385 shares of common stock outstanding, each entitled to one vote.

How do I vote?

You may vote in one of four ways:

1.                                      By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on April 27, 2021. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

2.                                      By Phone

Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. You may then call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (Eastern Time) on April 27, 2021. Have your proxy card in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.

3.                                      By Mail

Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. Mark, sign and date your proxy card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.                                      Online during the Annual Meeting

All shareholders may vote online during the Annual Meeting through the link www.virtualshareholdermeeting.com/TNC2021. The 16-digit control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.

What happens if my shares are held in an account at a brokerage firm, bank, broker-dealer or similar organization?

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting online during the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions received from that organization to vote your shares. Shares held beneficially in street name may be voted online during the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

What happens if my shares are held in the Tennant Company Retirement Savings Plan?

If your shares are held in the Tennant Company Retirement Savings Plan (“Savings Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions. Your proxy includes any shares you hold in the Savings Plan. To be effective, your voting instructions must be received by the Trustee by April 23, 2021. Shares held in the Savings Plan may not be voted online during the Annual Meeting.

Can the Trustee vote my shares on my behalf without receiving voting instructions from me?

The Trustee will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions timely. You should vote your shares by following the instructions described above and set forth on your proxy card.

Why should I vote?

Your vote ensures that your ownership interests are represented even if you are unable to join the Annual Meeting online. A promptly voted proxy will save us additional solicitation expense.

May I revoke my proxy or change my vote?

Proxies may be revoked at any time before being voted online during the Annual Meeting. The proxy may be revoked or changed only by use of the following methods:

•                  Sending a signed, written notice of revocation, dated later than the proxy, to the attention of our Corporate Secretary at the address listed on page 4 of this Proxy Statement;

•                  Sending a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

•                  Voting again by telephone or on the Internet prior to the Annual Meeting; or

•                  Joining the online Annual Meeting and voting online during the meeting.

For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Savings Plan, see restrictions described above.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding shares of common stock, either online or by proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

What is a broker non-vote?

Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

How many votes are needed to approve each of the proposals and how are votes counted?

The table below summarizes the vote required to approve each proposal and how votes are counted:

	Vote Required	Voting Options	Board Recommendation[1]	Broker Discretionary Voting Allowed[2]	Impact of Abstention
Item 1: Elect three Class II directors to three-year terms and one Class III director to a one-year term	Majority of votes cast (the votes cast FOR the nominee exceed the votes cast AGAINST the nominee)[3]	FOR AGAINST ABSTAIN	FOR	No	None

Item 2: Ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2021	Majority of shares present or represented by proxy at the meeting and entitled to vote[4]	FOR AGAINST ABSTAIN	FOR	Yes	AGAINST

Item 3: Advisory approval of executive compensation	We will consider shareholders to have approved the advisory vote on our executive compensation if the votes cast FOR exceed the votes cast AGAINST	FOR AGAINST ABSTAIN	FOR	No	None

1       If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations set forth in the table.

2       If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters. A broker non-vote will have no effect on the matter except in the case of Item 4 where a broker non-vote will have the same effect as a vote AGAINST if a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the annual meeting is required in order to approve the item as described in footnote (4) below.

3       To address a provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes FOR than AGAINST his or her election in an uncontested election to tender his or her resignation from the Board. Under this policy, the Board, upon recommendation of our Governance Committee, will determine whether to accept or reject the offer to resign and disclose its decision and rationale within 90 days after the date of the election. The text of this policy appears in our Corporate Governance Principles, which is available on our website.

4       If greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

Who will pay the cost of this proxy solicitation?

We will bear the cost of solicitation. Proxies may be solicited on our behalf by directors, officers, employees or others, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Why is the Annual Meeting virtual and can I submit questions?

Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our shareholders and us and enables shareholder participation from any location around the world. Shareholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/TNC2021, and management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions.

What address should I use for correspondence with the company?

The address for our principal executive office is 10400 Clean Street, Eden Prairie, Minnesota, 55344.

BOARD OF DIRECTORS

INFORMATION, QUALIFICATIONS, EXPERIENCE AND TENURE

As previously disclosed, after many years of service to the company, Mr. Wichmann will not be standing for re-election at the Annual Meeting. Mr. Wichmann has served on our Board and committees of the Board since 2009 and will resign from the Board upon the conclusion of his term at the Annual Meeting. In addition, Mr. Killingstad will retire from the Board at the Annual Meeting in connection with his previously announced retirement from the company. We thank them both for their vast contributions and service to the Board.

Directors with terms expiring at the Annual Meeting are Class II directors Azita Arvani, Timothy R. Morse and Steven A. Sonnenberg. In addition, David W. Huml, who joined the Board on March 1, 2021 as a Class III director is standing for election by shareholders.

Director Nominees for Terms Expiring in 2024 (Class II Directors):

AZITA ARVANI Age: 58 Independent Director Director since: 2012 Committees: • Compensation • Governance • Executive	Background

•                   General Manager of Rakuten Mobile, Inc., Americas, a part of Rakuten Group, a global mobile communications company, since March 2020.

•                   Head of Innovation Partner & Venture Management for Nokia, a global communications, information technology and consumer electronics company, from March 2017 to March 2019; Head of Global Innovation Scouting from January 2016 to February 2017.

• Head of Innovation Partnering & Ecosystem Ventures for Nokia Networks from July 2015 to December 2015; Head of Innovation Partnering from September 2014 to July 2015.
• Head of Partnering and Alliances for Nokia Solutions and Networks from September 2012 to August 2014 and Head of Innovation Strategy for Nokia Siemens from September 2011 to August 2012.
• Principal and Founder of Arvani Group Inc., a boutique business consulting firm specializing in the mobile and wireless industry, from 2002 to 2011.
• Vice President, Business Development and Strategy, for ActiveSky, a provider of an online mobile multimedia application development and distribution platform, from 2000 to 2001.
• Held various senior technical and business positions, including Director, Corporate Business Strategy for Xerox Corporation, a business process and document management company, from 1996 to 2000.

Qualifications

Ms. Arvani, through her work with Rakuten and Nokia and other prior responsibilities, brings extensive experience in disruptive technologies, commercializing innovations, partnerships and ecosystems. As an executive leader and a consultant, she has helped a diverse set of companies develop and commercialize game-changing technologies. Her experience in new technologies and innovations is particularly valuable as we evolve our telemetry, robotics and sustainable cleaning technologies.

Other U.S. Public Company Board Memberships (Current and Past Five Years) None.

TIMOTHY R. MORSE Age: 52 Independent Director Director since: 2021 Committees: • Audit • Executive	Background
• Board member and advisor to early- to mid-stage start-up companies since 2018.
• Chief Executive Officer, Ten-X, an online real estate marketplace company, from 2015 to 2018.
• Chief Financial Officer, Ten-X, from 2014 to 2015.
• Held various positions with Yahoo! Inc., including Chief Financial Officer and Interim Chief Executive Officer, from 2009 to 2012.
• Held various roles, including CFO, at General Electric Company and Altera Corporation from 1991 to 2009.

Qualifications

Mr. Morse was selected by the Board for his financial expertise, including his global finance experience, as well as his broader executive leadership and management experience, including with innovative companies. Mr. Morse’s experience with business processes, finance, accounting and internal controls is particularly valuable to his service on the Audit Committee. Mr. Morse also brings business development and mergers and acquisition experience.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • Home Point Capital (2021 to present)

STEVEN A. SONNENBERG Age: 68 Independent Director Director since: 2005 Chairman of the Board since: 2021 (Lead Director from 2016-2021) Committees: • Audit • Governance • Executive, Chair	Background

•                   Retired from Emerson Automation Solutions, a business unit of Emerson Electric Company, a worldwide technology and engineering company, in September 2019; Senior Advisor of Emerson from January 2018 to September 2019.

• Chairman, Emerson Automation Solutions from May 2016 to December 2017.
• Executive Vice President, Emerson Electric Company, and President for Emerson Process Management from 2008 to April 2016.

•                   President for Rosemount, Inc., a business unit of Emerson Electric Company, from 2002 to October 2008. Held various positions with Rosemount and Emerson, including General Manager for Rosemount China and President for Emerson Process Management Asia Pacific, from 1992 to 2002.

Qualifications

Mr. Sonnenberg is an expert in global sales, operations and expansion. His leadership roles with Emerson Electric Company and its various divisions have helped him acquire a specific expertise in process improvement, grounded in systems and metrics that are critical to successful, scalable growth and expansion, which applies directly to our process improvement and growth initiatives. Mr. Sonnenberg’s experience with global acquisitions and joint ventures, and his expertise in emerging markets, are also very valuable as we grow our global business.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • Steel Dynamics, Inc. (2018 to present) • Sensata Technologies Holding plc (2020 to present)

Director Nominee for Term Expiring in 2022 (Class III Director):

DAVID W. HUML Age: 52 Director since: 2021 Committees: None	Background
• President and Chief Executive Officer for Tennant Company since March 1, 2021.
• Chief Operating Officer for Tennant from April 2020 to March 2021.

•                   Held various expanding senior leadership roles since joining Tennant, including Senior Vice President, EMEA, APAC, Global Marketing and Operations from 2018 to April 2020; Senior Vice President EMEA, APAC and Global Marketing from 2017 to 2018; Senior Vice President of APAC and Global Marketing from 2016 to 2017; and Senior Vice President of Global Marketing from 2014 to 2017.

• Vice President, Marketing at Pentair plc, a global manufacturer of water solutions from 2009 to 2011, and Vice President, Global Agriculture at Pentair from 2011 to 2014.
• Held various sales and marketing positions at Hoffman from 2006 to 2009 and Graco Inc. from 1992 to 2006.
Other U.S. Public Company Board Memberships (Current and Past Five Years) None.

Directors Whose Terms Expire in 2022 (Class III Directors):

WILLIAM F. AUSTEN Age: 62 Independent Director Director since: 2007 Committees: • Audit • Compensation • Executive	Background
• Former President, Chief Executive Officer and member of the Board of Directors for Bemis Company, Inc., a global flexible packaging company, from August 2014 until his retirement in June 2019.

•                   Executive Vice President and Chief Operating Officer for Bemis from November 2013 to August 2014; Group President for Bemis from May 2012 to October 2013; Vice President, Operations, for Bemis from 2004 to April 2012.

• President and Chief Executive Officer for Morgan Adhesives Company from 2000 to 2004.
• Held various positions with General Electric Company from 1980 to 2000, culminating in General Manager, Switch Gear Business.

Qualifications

Mr. Austen brings a broad strategic perspective as the top leader at Bemis Company where he served as President and Chief Executive Officer. He is a talented leader in global manufacturing and operations with experience in global mergers, acquisitions and business integration. This experience is relevant to our business, including our international operations and growth initiatives.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • Arconic Corporation (2020 to present) • Arrow Electronics (May 2020 to present) • Bemis Company, Inc. (2014 to 2019)

DAVID WINDLEY Age: 57 Independent Director Director since: 2016 Committees: • Compensation, Chair • Governance • Executive	Background
• President for IQTalent Partners at Caldwell, a technology-powered professional services firm focused on talent acquisition, since September 2014.
• Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to August 2014.
• Executive Vice President, Chief Human Resources Officer, for Yahoo! Inc. from December 2006 to September 2012.
• General Manager, Human Resources, for Microsoft Corporation from December 2003 to December 2006.
• Vice President Human Resources, Business Units, for Intuit Inc. from December 2001 to December 2003.
• Held various positions with Silicon Graphics, Inc., from 1991 to 2001, culminating in Vice President, Human Resources.

Qualifications

Mr. Windley has extensive global human resources management, succession planning and executive compensation expertise from his executive roles with IQTalent Partners at Caldwell, Fusion-io, Inc., Yahoo! Inc. and Microsoft Corporation. His experience with leading technologies will be particularly valuable as we expand how we use digital technology in our products and our go-to-market initiatives.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • DHI Group, Inc. (2019 to present)

Directors Whose Terms Expire in 2023 (Class I Directors):

CAROL S. EICHER Age: 62 Independent Director Director since: 2008 Committees: • Compensation • Governance, Chair • Executive	Background
• Non-executive board chairman of Innocor, Inc. (a Bain Capital portfolio company), a designer and manufacturer of advanced foam products, from August 2017 to April 2018.
• Chief Executive Officer of Innocor, Inc., from May 2014 to July 2017.

•                   Business President for Coating Materials and Building and Construction for The Dow Chemical Company from September 2012 to July 2013; Business Group Vice President for Building and Construction for Dow Chemical from August 2010 to August 2012; Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010.

•                   Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010; General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001 to 2003; Business Director, Organic Specialties for Rohm and Haas from 2000 to 2001.

• Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992 to 2000.
• Held various management positions with E.I. DuPont de Nemours and Company, Inc., from 1979 to 1992.

Qualifications

Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions at Innocor, Inc., The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc. In these positions she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in Brazil, China and other developing countries.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • Arconic Corporation (2020 to present) • Advanced Emission Solutions (2019 to present) • A. Schulman Company (2018 to 2019)

MARIA C. GREEN Age: 68 Independent Director Director since: 2019 Committees: • Audit • Governance • Executive	Background
• Former Senior Vice President and General Counsel of Ingersoll Rand plc, a world leader in creating comfortable, sustainable and efficient environments, October 2015 to June 2019.

•                   Senior Vice President, General Counsel and Secretary of Illinois Tool Works Inc., a global manufacturer of value-added consumables and specialty equipment, from 2012 to October 2015; Vice President, General Counsel and Secretary from 2011 to 2012; Deputy General Counsel and Assistant Secretary from 2008 to 2011; Associate General Counsel and Assistant Secretary from 1997 to 2008.

• Vice President Real Estate Development of Chicago Transit Authority from 1996 to September 1997.
• General Counsel and Director of Commercial Development of National Railroad Passenger Corporation (“Amtrak”) from 1994 to 1996.
• Associate General Counsel Corporate Affairs of Amtrak from 1989 to 1994.
• Senior Associate, Hazel, Thomas Fiske, Beckhorn & Hanes, P.C. from 1987 to 1989.
• Associate, Akin, Gump, Strauss, Hauer & Feld from 1986 to 1987.
• Attorney, Continental Illinois National Bank & Trust Co. from 1981 to 1985.

Qualifications

Ms. Green was selected by the Board because of her extensive experience in public company corporate governance, global legal and compliance and international matters. Ms. Green also brings extensive public company experience in the areas of acquisitions, enterprise risk management, environmental health, safety and sustainability and shareholder engagement. This experience will be particularly valuable as we focus on successful global business integrations, achievement of acquisition-related synergies and maximizing shareholder value.

Other U.S. Public Company Board Memberships (Current and Past Five Years) • Littlefuse, Inc. (2020 to present) • Wisconsin Energy Group (2019 to present)

DONAL L. MULLIGAN Age: 60 Independent Director Director since: 2009 Committees: • Audit, Chair • Governance • Executive	Background

•                   Former Executive Vice President and Chief Financial Officer for General Mills, Inc., one of the world’s largest food companies, from 2007 to February 2020, and Senior Advisor to Chief Executive Officer, General Mills, Inc., from February 2020 to June 2020.

•                   Held various executive positions with General Mills from 2001 to 2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology; and Vice President and Treasurer.

• Served as Chief Financial Officer, International, for The Pillsbury Company from 1999 to 2001.
• Held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada, from 1987 to 1998.

Qualifications

Mr. Mulligan was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing and branding innovative products, which is particularly relevant to our business.

Other U.S. Public Company Board Memberships (Current and Past Five Years) None.

DIRECTOR DASHBOARD — CURRENT NOMINEES AND CONTINUING DIRECTORS

CORPORATE GOVERNANCE HIGHLIGHTS

WHAT WE DO
Majority independent directors on the Board and all committee members are independent	Director term limits of 15 years, and no re-election of a director after he or she has turned 73 years old, unless an exception is approved by the Board
Independent Chairman of the Board	Directors limited to serving on a total of four public company boards or, in the case of a director serving as a CEO, a total of two public company boards
Majority voting standard for the election of directors in uncontested elections
Annual evaluations of the Board and each committee	Stock ownership goals for directors and stock ownership guidelines for executives

Shareholders owning 10% or more of stock have a right to call a special meeting of shareholders	No poison pill

MEETING ATTENDANCE

During 2020, the Board met on ten occasions. All directors attended at least 94% of the meetings of the Board and any Board committees of which they were members in 2020. As set forth in the Corporate Governance Principles, all members of the Board are encouraged to attend the annual meetings of shareholders. All except one of then-serving directors attended the 2020 Annual Meeting of Shareholders.

DIRECTOR INDEPENDENCE

Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. The Board has determined that Mmes. Arvani, Eicher and Green and Messrs. Austen, Morse, Mulligan, Sonnenberg, Wichmann and Windley are independent based on the standards referred to above.

The only relationships that exist between directors and the company or management are ordinary course of business commercial transactions involving the purchase of our products and product maintenance services by companies that employ certain directors or our purchase of products and services from companies that employ certain directors. These transactions were considered by the Board in determining director independence.

The Board considered the fact that the following non-employee directors are affiliated with entities that during 2020 purchased goods and/or product maintenance services from us or from whom we purchased goods and/or services, all in the ordinary course of business, as follows:

Director	Affiliated Entity and Relationship	Transactions	Amount Involved as % of Affiliated Entity’s Annual Revenues
Donal L. Mulligan	General Mills, Inc. Advisor; Former Executive Vice President and Chief Financial Officer	We sell goods and/or product maintenance services to General Mills	Less than 1%

David S. Wichmann	UnitedHealth Group Incorporated Advisor; Former Chief Executive Officer and Director	We purchase services from UnitedHealth Group	Less than 1%

Based on the relevant facts and circumstances, Messrs. Mulligan and Wichmann do not have a material interest in these ordinary course of business transactions. The Board was provided with this information and concluded that none of the relationships interfere with the independence of these directors or present a conflict of interest.

BOARD LEADERSHIP STRUCTURE

Our Board has four standing committees: Audit, Compensation, Governance and Executive. Each of the Board committees is comprised solely of independent directors with each committee having its own chair.

Prior to March 1, 2021, we did not have a Chair of the Board and instead the Board appointed an independent Lead Director who, together with the CEO, served as Board leaders. Effective March 1, 2021, the Board appointed Mr. Sonnenberg as Chairman of the Board of Directors. The Board originally appointed Mr. Sonnenberg as Chair of the Executive Committee and Lead Director in August 2016 and continued to elect him to these positions annually. As Chairman of the Board, Mr. Sonnenberg will continue to perform the duties he performed as Lead Director, including working with the CEO to set and approve the agenda of Board meetings, ensure that there is an appropriate flow of information to and from the Board, and ensure that management properly and adequately addresses matters of interest to the Board. In addition, as Chairman, Mr. Sonnenberg will conduct Board meetings and continue to facilitate meetings of the Executive Committee, which consists of all non-employee directors.

In his role as Chairman, Mr. Sonnenberg will continue to perform the principal responsibilities previously assigned to him as Lead Director, which include:

•                  serving as liaison between the independent directors and the CEO;

•                  in concert with the CEO and other directors, creating and approving the agendas for Board meetings, including approval of schedules to assure sufficient time for discussion of all agenda items;

•                  in concert with the CEO and committee chairs, ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of materials provided to the Board;

•                  communicating to management, as appropriate, the results of private discussions among independent directors;

•                  holding one-on-one discussions with individual directors where requested by the directors or the Board;

•                  ensuring his or her availability for consultation and direct communication with major shareholders, if requested by such shareholders;

•                  in concert with the Governance Committee, managing and facilitating the Board governance process;

•                  in concert with the Governance Committee, managing the Board evaluation process;

•                  leading the CEO evaluation and Board peer review processes;

•                  providing guidance on director orientation and committee assignments;

•                  leading the Board in crisis and transitional periods; and

•                  coordinating and leading all other general Board activities otherwise not covered by one of the Board committees and carrying out other duties as requested by the Board.

The Board appointed Mr. Sonnenberg as Chairman on March 1, 2021, at the same time as our CEO transition, so that Mr. Huml, who has not served as the CEO of a public company before, could focus on executive leadership matters, while Mr. Sonnenberg continued his focus on Board leadership. As with the Board’s prior leadership structure, the Board believes the current structure with an engaged, independent Chairman fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision-making and risk oversight.

Under our Corporate Governance Principles, if at any time we do not have an independent Chair of the Board, the Board will again appoint an independent Lead Director.

BOARD OVERSIGHT OF STRATEGY AND RISK

General

Our Board takes an active role in risk oversight of the company both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our operations, strategies and compensation plans.

Our Board typically meets in executive session at the beginning and at the end of each regularly scheduled meeting. The executive sessions are used to assist the Board in carrying out its duties, including risk oversight. We believe that the process followed by the independent directors and led by our independent Chair of the Board provides an appropriate level of risk oversight by the Board.

Annual Risk Assessment Process

We conduct an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee and to the Board each December. Risk assessment updates are provided at each regularly scheduled quarterly Audit Committee meeting and more frequently if requested by a committee, our Board or recommended by management.

The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with the Audit Committee, Board and management, (iii) reviewing management’s risk mitigation efforts, (iv) determining whether there are risks that require additional or higher priority mitigation efforts, (v) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (vi) guiding the development of the next year’s audit plans.

The risk assessment process is conducted by our outsourced internal auditor and through members of an internal risk committee consisting of senior level staff from the legal and finance departments and from the global business functions. Together they (i) review our enterprise risk assessment process, (ii) conduct a detailed enterprise risk assessment, including a survey of key department and functional leaders from all geographies, (iii) communicate the results of the risk assessment, (iv) evaluate management’s past mitigation efforts, (v) assess management’s preparedness to address the identified risks and (vi) assign a member of management to each risk identified to develop risk mitigation activities. The process links the risk areas with our strategies, objectives and entity-level controls where senior management and global employees participate in risk identification and ranking and assessment of management preparedness to address identified risks. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. Any identified risks are prioritized based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence, after taking into account management’s preparedness.

Non-Ordinary Course Expenditure Policy

To monitor transactions that could potentially expose the company to risk, the Board has a formal delegation-of- authority policy for non-ordinary course expenditures which specifies areas for which Board review and approval are required.

Compensation Risk Review

As part of our broader enterprise risk management efforts, management and the Compensation Committee annually review the risk associated with our executive and non-executive compensation plans and policies globally (for purposes of this discussion, “plans”) to ensure any risks that are reasonably likely to have a material adverse effect on the company are identified and controlled for or mitigated appropriately. We conduct a multi-step internal assessment with a final review conducted by the chief administration officer, interim chief financial officer and interim general counsel. Pearl Meyer & Partners, LLC, the company’s independent compensation consultant (“Pearl Meyer”), is consulted throughout the risk assessment process.

In December 2020, management presented the Compensation Committee with an analysis of our compensation plans and a review of the key areas of potential risks. To assess whether the plans encourage unnecessary or excessive risk taking, management considered the plan design, strategy and philosophy for cash and equity incentive plans, how the incentives are likely to impact employee behavior, the appropriateness of the plan metrics and what checks and balances exist to mitigate risks for inappropriate or fraudulent behavior. Management’s assessment was that the risks arising from our compensation plans do not encourage excessive risk-taking that would likely have a material effect on the company’s financial condition. The Compensation Committee discussed this conclusion with management and reviewed the level of enterprise risk associated with our executive and non-executive employee compensation plans.

Regarding the executive plans, the Compensation Committee concluded that the plans mitigate unnecessary risk, considering both designs and by the controls placed upon the designs, due to numerous factors:

• Balanced pay mix between fixed versus variable and cash versus equity	• Minimum performance requirements and maximum payout opportunities for incentive plans

• Incentive plan performance metrics are distinct and balance multiple measures of performance	• Our Compensation Committee can directly retain outside experts in fulfilling their charter obligations

• Performance targets are calibrated to align with our strategy and long-term value creation	• We maintain strong internal governance controls over the calculation of performance results

• Our Compensation Committee approves goals and payouts and has ultimate authority to adjust payments as necessary	• We maintain strong governance policies including ownership guidelines, a claw-back policy, and prohibitions on stock hedging or pledging

BOARD COMMITTEES

As mentioned above, we have four standing committees of the Board: Audit, Compensation, Governance and Executive. Membership on these committees is limited to independent directors. Each committee operates under a written charter and evaluates its charter annually.

Audit Committee

Our Audit Committee is comprised of Donal L. Mulligan (Chair), William F. Austen, Maria C. Green, Timothy R. Morse, Steven A. Sonnenberg and David S. Wichmann. As previously discussed, Mr. Wichmann is not standing for re-election at the Annual Meeting and will also cease serving on our Audit Committee at that time, and Ms. Green joined the Audit Committee on March 1, 2021. Our Board uses the listing standards of the NYSE to determine whether the Audit Committee members possess the requisite financial literacy to serve on the committee. The Board has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by NYSE rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board has determined that Messrs. Morse, Mulligan and Wichmann, each with extensive experience in financial management, and Mr. Wichmann being a certified public accountant, satisfy the requirements of an “audit committee financial expert,” and that their expertise has been acquired through training and relevant experience.

The Audit Committee is required to meet no less than four times throughout the year and in 2020 met on seven occasions.

The primary functions of the Audit Committee are to oversee:

•                  the integrity of our financial statements;

•                  compliance with legal and regulatory requirements;

•                  the independent registered public accounting firm’s qualifications, independence and performance;

•                  the performance of the internal audit function;

•                  the performance of the system of internal controls over financial reporting;

•                  the ethics compliance program;

•                  risk assessment and risk management policies; and

•                  significant financial matters.

Compensation Committee

Our Compensation Committee is comprised of David Windley (Chair), Azita Arvani, William F. Austen, Carol S. Eicher and David S. Wichmann, all of whom meet the criteria for independence under the NYSE listing standards and Rule 16b-3 of the Securities Exchange Act of 1934.

The Compensation Committee is required to meet no less than four times throughout the year. In 2020, the Compensation Committee held six meetings.

A primary function of the Compensation Committee is to assist the company in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies. The Compensation Committee’s duties include, among other things, approving executive compensation policies and strategies; evaluating executive officers’ compensation levels and payouts against performance goals; approving and administering compensation plans; overseeing certain compensation disclosures in the proxy statement; and overseeing risks associated with our compensation policies and practices. In addition, in conjunction with its outside compensation consultant, the Compensation Committee recommends compensation levels for non-employee directors for approval by the Board.

Use of Outside Compensation Consultant

Our Compensation Committee engages Pearl Meyer to advise it on executive officer and non-employee director compensation. Pearl Meyer’s services include (i) making recommendations regarding the form and amounts of executive officer and non-employee director compensation, (ii) providing market and performance data as a backdrop to the committee’s decisions regarding executive officer and non-employee director compensation, and (iii) advising the committee as to best practices and recent legal, governance and regulatory considerations regarding executive officer and non-employee director compensation.

Pearl Meyer reports directly to the Compensation Committee and works collaboratively, as directed by the Chair of the committee, with management. In 2020, the committee concluded that Pearl Meyer was independent with respect to the services it provided because (i) it reported directly to the committee, (ii) the committee could solicit advice and consultation from it without management’s direct involvement, and (iii) all of the services provided by it in 2020 were at the request of the committee. In addition, the Compensation Committee assessed the independence of Pearl Meyer pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the committee.

The Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from Pearl Meyer for non-executive compensation matters. Specifically, the committee determined that if management desires to use Pearl Meyer to provide any advice on non-executive compensation matters, it must contact the committee Chair and inform him or her of such request. The committee delegated to the Chair the authority to make a decision as to whether the service is appropriate. The Chair is required to inform the committee of any such request or approval granted no later than at the next scheduled committee meeting. No less than annually Pearl Meyer must provide a summary to the committee describing any non-executive compensation services provided to the company or management. No such services were provided in 2020.

Additional information about Pearl Meyer’s role is set forth below under “Compensation Discussion and Analysis, Compensation Determination Process.”

Governance Committee

Our Governance Committee is comprised of Carol S. Eicher (Chair), Azita Arvani, Maria C. Green, Donal L. Mulligan, Steven A. Sonnenberg and David Windley.

The Governance Committee is required to meet at least two times throughout the year. In 2020, the Governance Committee met on four occasions. The primary purpose of the Governance Committee is to:

•                  assist the Board in identifying individuals qualified to become Board members;

•                  determine the composition of the Board and its committees;

•                  develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors;

•                  lead the Board in its annual performance review and coordinate its self-evaluation process;

•                  oversee the company’s programs, policies and practices relating to corporate responsibility and sustainability, including environmental, social and corporate governance (ESG) matters;

•                  regularly review and, when applicable, recommend to the Board changes to the Corporate Governance Principles, Business Ethics Guide, Articles of Incorporation and By-Laws of the company and certain Board committee charters; and

•                  assist the Board in understanding and complying with new corporate governance laws, regulations and policies affecting us or our business.

Executive Committee

Our Executive Committee is comprised of the independent Board members. Mr. Sonnenberg, as Chair of the Executive Committee and Chairman of the Board, presides at the Executive Committee meetings.

The Executive Committee is to meet no less than four times throughout the year and in 2020 met on ten occasions at either the beginning or the end of each Board meeting.

The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the independent directors, including, among other things, overseeing the annual CEO evaluation process, reviewing and approving our management succession plan, and overseeing our long-term strategic direction. Any meeting of the Executive Committee held at the beginning of a regularly scheduled Board meeting generally is used to discuss the Board’s priorities and focus on the agenda topics for that meeting. Any meeting of the Executive Committee held following a regularly scheduled Board meeting is generally used to, among other things, assess the quality of the meetings and to collect feedback for the Chairman of the Board to present to the CEO and management. Such feedback includes any requests for specific information relating to our long-term strategic direction, the annual CEO performance review, the compensation of our CEO, our management succession plan, the risks and opportunities inherent in our strategic decision making, future agenda items, and other materials.

BOARD AND COMMITTEE SELF-EVALUATION PROCESS

The Board and its committees generally conduct an annual performance evaluation as follows: annually in October, Board members complete a detailed questionnaire which asks for quantitative ratings and subjective comments in key areas covering Board and committee matters. Responses are collected by the General Counsel and a compilation of all the responses is provided to the Governance Committee. In addition, management prepares a response memorandum to the

Chair of the Governance Committee. Upon review by the Governance Committee, the compilation of responses and management’s response memorandum are provided to the Board and each committee for review and discussion. Each committee thereafter provides an evaluation summary to the Board. Feedback is then provided to management through the Chairman of the Board.

In addition, Board members periodically conduct an evaluation of their peer directors. Feedback is provided directly to the Chairman of the Board, who then communicates to the individual directors the information gathered from this process. This peer process was last completed in early 2021.

BOARD AND COMMITTEE MEMBER NOMINATIONS AND APPOINTMENTS

Committee Appointments

Our Board appoints members of its committees at least annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of our CEO and the benefits of rotating committee membership.

Director Nomination Process

Our Governance Committee is responsible for recommending nominees for election to the Board. As required by the Corporate Governance Principles, the Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual members. The committee must also balance the composition of the Board, as a whole, with the needs of the company.

Our Governance Committee reviews all director nominees and recommends to the Board those persons whose attributes it believes are most beneficial to the company. The committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

• Experience	• Diversity
• Expertise	• Skills (including interpersonal)
• Integrity	• Dedication
• Competence

The Board does not have a written policy regarding consideration of diversity in identifying director nominees. However, as indicated above, diversity is one of the factors that the Board takes into consideration when assessing director nominees. In that regard, the Board defines “diversity” broadly to include race, gender, national origin, functional experience, geographic representation and personal skills and attributes.

The Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial, operational and global risks, and have the expertise to create a well-rounded Board. The Governance Committee also considers the Corporate Governance Principles, which include the following factors when considering director nominees:

• The size of the Board	• Other board service
• Directors with job changes	• Retirement
• Director terms	• Independence

In 2020, our Board commenced a director search overseen by our Governance Committee. Existing directors provided names of potential candidates with skills and experience aligned with a profile created by the Governance Committee. Unsolicited applications to the Board received by the company were also reviewed. The Committee retained an independent search firm to assist with the review of the potential candidate list and source additional candidates if deemed necessary. A short list of potential candidates was then assessed by members of the Governance Committee and management, and the independent search firm. Following review of the assessment provided by the search firm and other due diligence, the Governance Committee recommended Mr. Morse to the Board for election as a director. Mr. Morse, who is standing for election by shareholders for the first time, was identified by a current independent director as a potential candidate.

Shareholder Nominations

The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The committee will evaluate the candidate using the aforementioned criteria. To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at the address listed below.

If a shareholder wishes to nominate a director, under our Restated Articles of Incorporation, a shareholder of record must submit to the Corporate Secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for our annual meeting, along with the written consent of the proposed nominee to serve as a director.

COMMUNICATION WITH THE BOARD OF DIRECTORS

All interested parties, including shareholders, may communicate with the independent members of the Board by writing to our Chairman of the Board at:

ATTN: General Counsel

Tennant Company

10400 Clean Street

Eden Prairie, MN 55344

All communications will be delivered to the General Counsel who will forward communications to our Chairman of the Board to address the matter.

COMMITTEE CHARTERS AND OTHER GOVERNANCE DOCUMENTS

All four standing Committee Charters, as well as other governance documents, including the Corporate Governance Principles and Business Ethics Guide, are available on our website at http://www.tennantco.com. To access these documents, click on “Investors” at the bottom of our home page, then “Governance” and then “Governance Documents.” Our report on our sustainability initiatives can also be found by clicking on “Sustainability” at the bottom of our home page.

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to be competitive and to align the interests of our non-employee directors with the long-term interests of our shareholders. Our director compensation program is reviewed annually by the Compensation Committee using external data derived from our outside compensation consultant’s review of proxy data used in the executive compensation determination process. Our directors are compensated for their services at the start of each Board Year. We define “Board Year” for director compensation purposes as the time between annual shareholder meetings.

Director Compensation for 2020-2021 Board Year

In December 2019, consistent with its annual review of non-employee director pay, the Compensation Committee requested that its independent compensation consultant review the competitiveness of the current pay program to determine whether changes should be considered for the upcoming Board Year. Pearl Meyer analyzed the market competitiveness of our non-employee director pay program, including all role-based retainers and fees, and reviewed each element of the pay program against our comparator group and, as a secondary reference point, against all industry survey data. There were no changes made for 2020-2021 Board Year compensation, other than to shift from payment of board retainers from annually to quarterly going forward. The 2020-2021 Board Year compensation is as follows:

Component of Pay	Board Year Compensation
Annual Board Retainer	$65,000

Annual Committee Member Retainer	Audit: $15,000
Compensation: $6,000
Governance: $5,000

Annual Additional Committee Chair Retainer	Audit: $10,000
Compensation: $10,000
Governance: $5,000

Annual Lead Director/Chair of the Board Retainer	$60,000

Annual Equity Grant	$110,000 aggregate grant date fair value of restricted stock units

Retainer fees are paid in cash and non-employee directors may elect to defer the retainer fees under the Tennant Company Executive Non-Qualified Deferred Compensation Plan. For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis—Other Plans and Agreements—Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).” All compensation paid to directors who join the Board between annual shareholder meetings is pro-rated for partial year of service.

Non-employee directors received annual grants of restricted stock units under the 2020 Stock Incentive Plan having an aggregate fair value of $110,000, subject to rounding adjustments described below. The number of restricted stock units granted is determined by dividing $110,000 by the closing price of our common stock on the last trading day prior to the date of grant, rounded to the nearest share. The restricted stock units vest one year from the date of grant and convert into an equal number of shares of our common stock. A director may defer receipt of the shares until his or her service as a director ends or until a pre-established date set forth in the irrevocable deferral election form applicable to the award. Dividend equivalents on outstanding restricted stock units are accrued at the same rate that dividends are paid to our shareholders, are subject to the same vesting conditions as the underlying units and are paid in cash at the same time as the underlying units are settled.

In April 2020, the Board, upon recommendation from the Compensation Committee, approved a 50% pay reduction for the first of the four quarterly retainer payments for the 2020-2021 Board Year as one of several measures the company was taking to minimize the financial impact of the COVID-19 pandemic.

The table below summarizes compensation paid to each person who served as a non-employee director during fiscal 2020.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Total ($)
Azita Arvani	66,500	110,027	176,527
William F. Austen	75,250	110,027	185,277
Carol S. Eicher	70,875	110,027	180,902
Maria C. Green	61,250	110,027	171,277
Donal L. Mulligan	83,125	110,027	193,152
Steven A. Sonnenberg	126,875	110,027	236,902
David S. Wichmann	75,250	110,027	185,277
David Windley	75,250	110,027	185,277

1       Includes annual retainer fees as well as pro-rated retainer fees paid in cash or deferred. As described above, fees earned or paid in cash for fiscal 2020 reflect a 50% reduction to one of the quarterly retainer payments in connection with measures taken to address the impact of the COVID-19 pandemic.

2       The valuation of stock awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020, for the assumptions used in such valuation. The following table summarizes the aggregate number of restricted shares, restricted stock units and options held by each non-employee director as of December 31, 2020.

Name	Restricted Shares (#)[a]	Restricted Stock Units (#)	Stock Options (#)[b]
Azita Arvani	4,712	1,955	14,406
William F. Austen	11,544	1,955	17,276
Carol S. Eicher	9,263	1,955	15,526
Maria C. Green	—	1,955	—
Donal L. Mulligan	7,262	1,955	15,526
Steven A. Sonnenberg	13,457	1,955	12,995
David S. Wichmann	7,754	1,955	15,526
David Windley	1,780	1,955	7,259

a        Reflects restricted shares granted to non-employee directors prior to the 2018 Board Year which vest upon the director’s termination of service on the Board.

b       Reflects stock options granted to non-employee directors prior to the 2018 Board Year which vest pro rata over a three-year period beginning on the first anniversary of the date of grant.

Stock Ownership Goal for Non-Employee Directors

The Board has adopted a stock ownership goal for non-employee directors of five times their annual cash retainer, to be attained within five years from the date of election to the Board. Progress toward the ownership goal is measured each year at the time of the February Compensation Committee meeting. Ownership levels are calculated by adding (i) the value of the shares held directly by the director, (ii) the estimated after-tax value of restricted and unrestricted shares, and (iii) the potential gains from vested options, as of the close of market on December 31 of the year immediately preceding the year of calculation. Directors who have served on the Board for five years or more have achieved their goals. Newer Board members are on pace for achieving their ownership targets within the five-year period.

ITEM 1—ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board will be divided into three classes of directors of as nearly equal size as possible, and the term of each class of directors is three years. Currently, we have 11 directors with three directors serving in Class I, four directors serving in Class II, and four directors serving in Class III. However, as previously disclosed, Mr. Wichmann (Class II) will not be standing for re-election at the Annual Meeting and Mr. Killingstad (Class III) will retire from the Board at the Annual Meeting. At the Annual Meeting, three Class II directors are to be elected for three-year terms and one Class III director is to be elected for a one-year term. If elected, each Class II director will serve until their terms expire at the time of the Annual Meeting in 2024 and the one Class III director will serve until his term expires at the time of the Annual Meeting in 2022 and, in case, until their successors are elected and have qualified. Each nominee has expressed his or her willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named proxies to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.

The Board, upon recommendation of the Governance Committee, has designated Azita Arvani, Timothy R. Morse, and Steven A. Sonnenberg as nominees for election as Class II directors at the Annual Meeting to serve three-year terms expiring in 2024, and David W. Huml as nominee for election as a Class III director at the Annual Meeting to serve a one-year term expiring in 2022. All nominees currently serve on our Board and were previously elected by shareholders, except Mr. Huml and Mr. Morse who are each standing for election by shareholders for the first time at the Annual Meeting.

The Board of Directors, upon recommendation of the Governance Committee, unanimously recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM INFORMATION

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At last year’s Annual Meeting, the shareholders ratified the appointment of Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm for the year ending December 31, 2020. The following table represents fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements, certain audit-related services, tax services and all other fees paid to Deloitte for the year ended December 31, 2020, which was Deloitte’s first year as our independent registered public accounting firm:

Description of Fees	Amount ($)
Audit Fees[1]	1,876,300
Audit-Related Fees	—
Tax Fees[2]	178,439
All Other Fees	—
Total	2,054,739

1       Audit Fees for 2020 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as other filings with the Securities and Exchange Commission.

2       Tax Fees for 2020 consisted primarily of international tax compliance and consulting services. The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter. All audit-related, tax and other non-audit services were performed in compliance with the Pre-Approval Policy. The Audit Committee has determined that the provision of the above non-audit services did not impact Deloitte’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Deloitte. The Audit Committee and the Board believe the retention of Deloitte for 2021 is in the best interests of the company and its shareholders.

The Audit Committee’s meetings are designed to facilitate and encourage private communication between the committee and Deloitte. In addition, the committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management. The Audit Committee discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Deloitte also provided to the committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the committee discussed with Deloitte the firm’s independence.

Based upon the committee’s discussion with management and Deloitte and the committee’s review of audited consolidated financial statements and the report of Deloitte to the committee, the committee recommended that the Board include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Members of Audit Committee

Donal L. Mulligan (Chair)	William F. Austen
Steven A. Sonnenberg	David S. Wichmann

The members of the Audit Committee reflect the members in February 2021 when the consolidated financial statements were reviewed and recommended.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Previous Independent Registered Public Accounting Firm

In 2019, the Audit Committee conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2020. The company invited several independent registered public accounting firms to participate in this process.

As a result of the review of proposals from the independent registered public accounting firms that participated, on August 27, 2019, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2020, subject to the completion of Deloitte’s standard client acceptance procedures and execution of an engagement letter. KPMG continued as our independent registered public accounting firm for the year ended December 31, 2019, and was dismissed on February 27, 2020, but continued to provide statutory audit services related to the 2019 fiscal year, until complete.

KPMG’s reports on the consolidated financial statements of the company as of and for the years ended December 31, 2019 and December 31, 2018, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2019, contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), and related amendments.”

KPMG’s report on our consolidated financial statements as of and for the year ended December 31, 2018, contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the company has changed its method of accounting for revenue in 2018 due to the adoption of FASB Accounting Standards Codification (Topic 606), Revenue from Contracts with Customers.”

During the years ended December 31, 2019 and December 31, 2018, and the subsequent interim period through February 27, 2020, there were (i) no disagreements as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in their reports; and (ii) no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

New Independent Registered Public Accounting Firm

During the years ended December 31, 2019 and December 31, 2018, and the subsequent interim period through February 27, 2020, neither the company nor anyone acting on our behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matters that were the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, shareholders will vote on the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. Deloitte is an independent registered public accounting firm. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the company and its shareholders. We have been advised that representatives from Deloitte will be present during the Annual Meeting. The representatives will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends a vote FOR ratification of Deloitte as the company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) explains our executive compensation program and describes the process followed by the Compensation Committee (referred to as the “Committee” throughout the CD&A) for making pay and benefit decisions, as well as its rationale for specific decisions made in 2020.

Leadership Transitions Among Named Executives

During 2020, we announced a CEO succession and other leadership changes. Mr. Killingstad was our CEO for all of 2020 and is the CEO referred to in the CD&A below. Mr. Huml became CEO on March 1, 2021. During 2020 and subsequent to year-end, the Named Executives held the following positions:

Named Executive	Position(s)	Dates Position(s) Held (2020 — Present)
Continuing Executives
David W. Huml (Current CEO)	President and Chief Executive Officer Chief Operating Officer SVP, EMEA, APAC, Global Marketing and Operations	March 1, 2021 – present April 1, 2020 – February 28, 2021 January 1, 2020 – March 31, 2020
Richard H. Zay	Chief Commercial Officer SVP, Technology and Innovation SVP, Americas and R&D	March 1, 2021 - present April 1, 2020 – February 28, 2021 January 1, 2020 – March 31, 2020
Carol E. McKnight	SVP, Chief Administrative Officer	January 1, 2020 – present
Former Executive Officers
H. Chris Killingstad (CEO during 2020)	Strategic Advisor President and Chief Executive Officer	March 1, 2021 – present January 1, 2020 – February 28, 2021
Andrew Cebulla	Interim Chief Financial Officer and Interim Principal Accounting Officer VP of Finance and Corporate Controller	January 27, 2020 – January 3, 2021 January 1, 2020 – January 26, 2020
Keith A. Woodward	Employee – finance team transition Short-term medical leave of absence SVP and Chief Financial Officer	May 1, 2020 – July 31, 2020 January 27, 2020 – April 30, 2020 January 1, 2020 – January 26, 2020
Mary E. Talbott	SVP, General Counsel and Corporate Secretary	January 1, 2020 – July 8, 2020

Executive Summary

Overview of 2020 Performance

Our operational and financial performance in 2020 was significantly impacted by the COVID-19 pandemic. As described in more detail below, our management moved quickly to stabilize the business and develop an action case for managing the company’s response to the pandemic. The extraordinary efforts of the entire Tennant team allowed the company to continue serving our customers, support our employees and business partners and position us to execute as we move into 2021.

Driven by the impact of the COVID-19 pandemic, we experienced a year-over-year organic sales decline of 11.8%, primarily due to volume declines across all regions. The 11.6% organic sales decline in the Americas was driven primarily by the impact of COVID-19, partially offset by continued demand for Tennant’s autonomous cleaning machines. Organic sales in the EMEA region declined 11.0% due to the impact of COVID-19 throughout the region. The APAC region experienced an organic sales decline of 14.9% in 2020, primarily due to the impact of COVID-19 throughout the region. Adjusted EBITDA for 2020 was $119.4 million compared to $136.9 million for 2019. However, adjusted EBITDA margin was 11.9%, a decline of only 10 basis points from 2019.

Snapshot of 2020 Compensation Decisions

Based on our performance and consistent with the design of our program, the Committee made the following executive compensation decisions for fiscal 2020:

•                  Base salary: Approved merit-based salary increases of 3% to 5%. The increases were approved early in 2020 before the pandemic significantly impacted the company’s operations, but the implementation was postponed in light of the pandemic. In connection with measures taken to minimize the financial impact of the pandemic in April 2020, Named Executives’ base salary payments were reduced by 100% for the CEO and 35% for the other Named Executives (or 25% in the case of the Interim CFO) for a period of eight weeks. Later in 2020, after the Board assessed the impact of the pandemic on the company, management determined to provide any merit-based salary increase amount for the year in a lump-sum payment to all then-serving employees, including our then-serving Named Executives.

•                  2020 Executive Officer Cash Incentive Plan (“CIP”): As a result of the impact of the COVID-19 pandemic on the company’s financial results, no payout was earned based on the financial and strategic objectives set at the beginning of the year. However, in February 2021, the Committee approved bonus payments to each Named Executive who remained employed with the company on December 31, 2020, in an amount equal to 75% of the Named Executive’s original target CIP in recognition of the company’s many achievements in the difficult operating and economic environment in fiscal 2020, and the company made similar bonus payments to other employees who participate in the company’s annual incentive program. These payments are described in more detail below.

•                  2020 Long-Term Incentive Plan Awards: Named Executives received 25% of their grant in restricted stock, 25% in stock options and 50% in performance-based restricted stock units (“PRSUs”). As a result of the impact of the COVID-19 pandemic on the company’s operations and the Committee’s recognition that the performance goals that were set shortly before the pandemic began were no longer aligned with the company’s expectations, the Committee realigned the performance goals of the 2020-2022 PRSUs in early 2021 to ensure that the PRSUs achieved the Committee’s goals for driving results for the remaining two years in the performance cycle. The realignment is described in more detail below.

•                  2018-2020 PRSU Awards: Achievement of financial and strategic objectives resulted in an overall payout of 118.3% of target.

The Committee believes that the design and structure of the company’s incentive program, and the decisions it makes, provides a direct link between company performance and pay outcomes for the executives, as described in greater detail below. While the company did not meet the performance metrics originally set in early 2020, the Committee determined that the extraordinary performance of the management team and entire organization navigating the impact of the pandemic deserved to be recognized and rewarded through the discretionary bonus payments described above. The Committee also believes that the realignment of the performance goals for the 2020-2022 PRSUs preserves incentives for the Named Executives to achieve the company’s long-range plan on the original timeline, but with an appropriately modified path to achieve those results.

Compensation Governance

We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and Named Executives:

WHAT WE DO	WHAT WE DON’T DO

Heavily emphasize performance-based compensation, using a combination of short- and long-term incentives, to ensure a strong connection between our operating performance and actual compensation	Provide gross-up payments to cover excise taxes for executive or severance benefits
Provide excessive or special perquisites
Backdate or reprice stock options
Maintain multi-year vesting requirements for equity compensation awards	Provide grants of reload stock options Allow hedging or pledging of Tennant securities by executive officers
Provide 100% of long-term incentives in the form of equity
Enforce rigorous stock ownership guidelines
Maintain a compensation recoupment (claw-back) policy
Maintain a fully independent Compensation Committee
Retain an independent compensation consultant
Annually review risks associated with compensation
Provide shareholders an annual opportunity to cast a say-on-pay vote

2020 Say-On-Pay

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2020, approximately 97% of the votes cast supported our executive compensation decisions. Overall, we believe our shareholders are highly supportive of our executive compensation program and its direction. As a result, in 2020, we did not make significant modifications to the structure of our program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.

What Guides Our Program

Compensation Objectives

Our overall objective is to align executive compensation with our short- and long-term operating goals and the interests of our shareholders.

We seek to offer a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than targeted based on our annual and long-term financial performance against preestablished goals, the individual’s performance and the individual’s scope of responsibilities.

Specifically, our compensation programs adhere to the following design philosophy and principles:

•                  create a relationship between pay and performance by providing a strong link between our short- and long-term business goals and executive compensation;

•                  attract and retain high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return;

•                  motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

•                  align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

•                  discourage risk-taking behavior that would likely have a material adverse effect on the company.

Linking Pay and Performance

A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realizable pay relative to our peers (see “Comparator Group” below) can illustrate this point effectively.

The Committee works closely with its outside consultant, Pearl Meyer, to evaluate our compensation programs and ensure adherence to our compensation philosophy. During 2020, Pearl Meyer assessed the relationship between total realizable pay (as defined below) and our Total Shareholder Return (“TSR”) for the three-year period ended December 31, 2019. This approach uses the most recent period coinciding with our fiscal year-end for which corresponding peer group compensation data is also available. The analysis looks at the degree of alignment between total compensation delivered to Named Executives during the review period and our performance relative to our peer group. “Total realizable pay” is defined as the sum of the following components:

•                  Actual base salaries paid over the three-year period;

•                  Actual short-term incentive awards paid for the three-year period;

•                  The Black-Scholes value as of December 31, 2019, of any stock options granted over the three-year period;

•                  The value as of December 31, 2019, of restricted shares granted over the three-year period; and

•                  The value as of December 31, 2019, of PRSUs earned for cycles ending in the three-year period.

For peer companies, realizable pay also includes cash-based long-term incentive plan payouts for cycles that ended within the three-year period.

As illustrated in the chart below, realizable pay for our CEO for 2020 and other continuing Named Executives was generally aligned with our relative TSR performance against peers. Realizable pay for the three-year period for our CEO and other Named Executives approximated the 52nd percentile. Our TSR over the same period of time was near the 35th percentile.

Direct Compensation Elements

We seek to achieve our objectives using the following compensation elements:

Element	Type	Terms
Cash	Base Salary	Fixed pay element that reflects the value of the executive role. Generally eligible for increase annually, depending on market conditions, performance and internal equity.
	Short-Term Cash Incentive Plan (“CIP”)	Focuses on achievement of annual goals that are directly linked to execution of the company’s annual operating plan and calibrated to deliver performance-aligned pay.
Long-Term Incentive Plan or “LTIP” (100% Equity)

The LTIP program focuses on: (1) direct linkage to stock price performance; (2) key financial drivers of shareholder value; and (3) supporting leadership retention objectives and facilitating and encouraging executive retention and stock ownership through the grant of stock options, performance-based restricted stock units, and restricted stock with opportunities calibrated to deliver pay aligned with performance.

	Performance-Based Restricted Stock Units or PRSUs	The performance period for PRSUs is three years. Payment is variable based on the relative achievement of pre-set financial goals. PRSUs are paid in shares of our common stock on settlement.
	Stock Options	Stock options generally vest in equal installments over three years from the grant date and have a ten-year term.
	Restricted Stock	Restricted stock generally vests three years from the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.
Other Equity	Restricted Stock Units (used for one-time grants outside of LTIP program)	RSUs generally vest within three years from the grant date. RSUs are paid in shares of our common stock on settlement.

Total Direct Compensation: Pay Mix

Our compensation strategy is to target compensation levels within a competitive range of the comparator group at approximately the 50th percentile in base salary and between the 50th and 75th percentile for short-term and long-term incentives, positioning Total Direct Compensation between the 50th and 75th percentile. The Committee believes that this strategy provides sufficient short-term compensation to attract and retain competitive talent, but also places a large portion of pay in the form of equity and performance-based pay at risk to drive long-term performance.

Based on the Committee’s pay decisions, the charts below show the target Total Direct Compensation that Mr. Killingstad and the other continuing Named Executives received in fiscal 2020. These charts illustrate that a majority of Mr. Killingstad’s Total Direct Compensation (approximately 82%) is variable and at risk, and an average of 68% of Total Direct Compensation for our other continuing Named Executives is variable and at risk, based on our performance.

Role of the Committee in the Compensation Process

The Committee ensures that executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding Total Direct Compensation (i.e., base salary and short-term and long-term variable pay), other benefits and perquisites for Named Executives, and, subject to final approval from the Executive Committee, the compensation of our CEO.

Compensation Determination Process

The Committee typically meets four times a year to consider various aspects of compensation for the Named Executives and non-employee directors. Among other things, it decides how to allocate each Named Executive’s Total Direct Compensation and determines the target level of Total Direct Compensation for each. The Committee sets Total Direct Compensation and the allocation between each element so that it is consistent with our compensation objectives.

While we do not target any specific mix of compensation, we generally aim to have a compensation program that is in line with benchmarked companies and survey data. In addition, we aim to appropriately balance (i) fixed versus variable compensation, (ii) short- versus long-term compensation, (iii) company versus individual performance, and (iv) shareholder, financial, operational and strategic goals. The balance and mix of incentive compensation are reviewed and determined each year based on short- and long-term objectives of the business.

Annually in December, the Committee conducts a comprehensive review of pay levels for our Named Executives. The Committee sets the Named Executives’ Total Direct Compensation opportunity at its annual February meeting. As part of the review, the Committee receives proxy peer data and other external reference data in the form of published executive compensation surveys from Pearl Meyer.

In setting compensation for 2020, the Committee reviewed data and information from a group of comparatively similar companies and executive compensation surveys to identify competitive market compensation practices and our overall competitive position. The Committee works with Pearl Meyer to review the set of comparator firms (the “comparator group”) and to identify and use appropriate executive compensation survey sources against which we assess the competitiveness of executive pay levels.

In addition, the Committee considers internal data, including each executive officer’s performance, experience, management capabilities and contributions to our operations, and the tactical and strategic value of specific skill sets of certain key executives. When assessing the compensation of our CEO, the Committee and the Executive Committee evaluate our financial performance against that of peer companies and our CEO’s performance against the company’s financial performance goals and strategic initiatives.

In connection with the processes outlined above, for 2020, Ms. McKnight, our Senior Vice President and Chief Administrative Officer, provided input on the job scope of each executive officer and facilitated the gathering of the market data used by Pearl Meyer. Pearl Meyer conducted the analysis, reviewed the information in advance with the Chair of the Committee and reviewed management’s compensation recommendations with the Committee. Ms. McKnight was available for questions at the Committee meeting when the compensation of the executive officers, except for our CEO, was discussed, but played no role in determining her own compensation. Pearl Meyer independently met alone with the Committee, without the presence of members of management, when the compensation of our CEO was discussed.

Comparator Group

The comparator group is used for benchmarking pay practices, pay levels, and pay program design for Named Executives and for non-employee director compensation. The selection methodology for reviewing and determining the comparator group has generally included: industry, size, market capitalization, revenue, geographic product mix and customer segmentation, and aggregate similarity to our company.

The Committee reviews the comparator group every year to ensure each company remains appropriate for compensation comparison purposes and reflects our size and scope of business. In addition, the Committee reviews and validates the selection criteria every year to ensure it aligns with our business strategies.

In April 2019, the Committee, working with Pearl Meyer, conducted its regular review of the comparator group for 2020 and determined that no changes to the peer group from the prior year would be made. The 19 companies that made up our 2020 comparator group at the time the Committee established 2020 Named Executive and non-employee director compensation are listed below. The Committee selected these companies because they were similar in scope and size, with revenues between $398 million and $3,303 million and market cap between $729 million and $6,587 million.

Actuant Corporation (n/k/a Enerpac Tool Group)	Federal Signal Corporation
Alamo Group Inc.	Gorman-Rupp Company
Altra Industrial Motion Corp.	Graco Inc.
Barnes Group Inc.	Nordson Corporation
Briggs & Stratton Corporation	Standex International Corporation
Chart Industries, Inc.	The Middleby Corporation
CIRCOR International, Inc.	The Toro Company
Columbus McKinnon Corporation	Tredegar Corporation
Donaldson Company, Inc.	Watts Water Technologies, Inc.
Esco Technologies Inc.

Key Compensation Decisions for 2020

Base Salary

Base salaries and incentive targets for Named Executives are reviewed annually to ensure that they remain competitive and reflect the scope and responsibility of their positions. In making base salary and incentive target decisions, the Committee considers benchmarking data provided by Pearl Meyer, our CEO’s recommendations, current base salary, scope and complexity of the position, experience, individual performance and internal pay equity.

In February 2020, before the pandemic significantly impacted the company’s operations, the Committee approved merit-based salary increases for the Named Executives ranging from 3% to 5%. The merit-based salary increases that were to be effective on April 1, 2020, were postponed in light of the COVID-19 pandemic. In connection with measures taken to minimize the financial impact of the pandemic, Named Executives’ base salary payments were also reduced by 100% for the CEO and 35% for the other Named Executives (or 25% in the case of the Interim CFO) for eight weeks. Later in the year, the merit increase was delivered in the form of a lump-sum payment to each then-serving Named Executive. These lump-sum payments were not considered base salary for purposes of the company’s employee benefit programs.

Mr. Huml’s base salary was increased effective April 1, 2020, in connection with his appointment as Chief Operating Officer to align with his enhanced duties and reflect a competitive base salary for his new position.

The base salaries reported below reflect the actual base salary rate for the Named Executive and, for Mr. Huml, the base salary reflects his increased base salary rate effective April 1, 2020.

	Base Salary
	2019($)	2020($)(1)	% Increase
H. Chris Killingstad	800,000	840,000	5.0%
David W. Huml	372,733	500,000	34.1%
Richard H. Zay	394,875	414,619	5.0%
Carol E. McKnight	349,883	367,377	5.0%
Keith A. Woodward	435,000	435,000	0%
Mary E. Talbott	345,000	345,000	0%
Andrew Cebulla	243,984	251,305	3.0%

1       2020 amounts reflect base salary rates, including the merit increase that was postponed and paid as a lump-sum payment as described above.

The base salary rate for Mr. Cebulla listed above excludes an aggregate of $167,419 in incremental monthly payments he received in recognition of his service as Interim CFO, which payments are included in the Salary column of the Summary Compensation Table for Mr. Cebulla.

Incentive Awards

The Committee approved target award amounts for the Named Executives for 2020 for annual cash incentive awards under the company’s Executive Officer Cash Incentive Plan (“CIP”) and for long-term equity awards (“LTI” or “LTIP”). The table below shows the incentive targets, expressed as a percentage of base salary, for each Named Executive for 2019 and 2020. The adjustments for 2020 incentive targets were generally intended to align with competitive market data and, in the case of Mr. Huml, reflect his appointment as Chief Operating Officer.

	Incentive Targets as a % of Base Salary
	CIP		LTIP
	2019	2020	2019	2020
H. Chris Killingstad	120%	120%	320%	320%
David W. Huml	60%	70%	145%	160%
Richard H. Zay	60%	60%	145%	145%
Carol E. McKnight	55%	55%	120%	120%
Keith Woodward	60%	70%	150%	160%
Mary E. Talbott	55%	55%	120%	120%
Andrew Cebulla	35%	35%	40%	40%

2020 CIP Incentive Plan Structure

Our incentive compensation plans are designed to reward Named Executives for achievement against key financial performance metrics. Each of the metrics used in our executive compensation program is defined below:

Performance Metrics	How It Is Determined/Defined	Where It is Used
Adjusted Earnings before interest, tax, depreciation and amortization in dollars (“Adjusted EBITDA$”)

Reported net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses but excludes depreciation and amortization expense, and excludes certain extraordinary and non-operational items, if any, as reported by the company

2020 CIP
Adjusted Earnings before interest, tax, depreciation and amortization as a percentage of net sales (“Adjusted EBITDA%”)	Adjusted EBITDA$ divided by net sales	2020 CIP
Total Revenue	Reported annual net sales including the impact of foreign currency and divestitures and acquisitions	2020 CIP
Incentive Return on Invested Capital (“Incentive ROIC”)

3-year average of incentive operating profit (net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administrative expenses) divided by (total assets – cash – short-term investments) – (total liabilities – debt)

2018-2020 LTIP 2019-2021 LTIP 2020-2022 LTIP
Incentive Cumulative Earnings Per Share	3-year sum of adjusted net earnings divided by weighted average shares outstanding	2018-2020 LTIP 2019-2021 LTIP 2020-2022 LTIP

The Committee approved the use of Adjusted EBITDA$ and Adjusted EBITDA% as financial metrics for the fiscal 2020 CIP, in addition to Total Revenue, because it believes that these metrics are the most relevant to assess the annual operating performance of the business with respect to creation of shareholder value than the previous financial metrics related to incentive operating profit.

As used in the above metrics, EBITDA$ and net earnings used in the calculation of Incentive Cumulative Earnings Per Share are adjusted and calculated as reported by the company in the earnings releases for the applicable period. With respect to all plan metrics set forth in the above chart, the Committee has authority to interpret our incentive plans, adjust business results and take other actions in its sole discretion to assure that the plans meet our compensation objectives and appropriately hold executives and other incentive plan participants accountable for our financial results.

Achievement of 2020 CIP

To drive achievement of our growth and financial performance goals, our 2020 CIP metrics were Adjusted EBITDA$, Adjusted EBITDA%, and Total Revenue. In 2020, as a result of the impact of the COVID-19 pandemic on the company’s business, the company did not achieve the threshold level for any of the metrics and no payout was earned under the 2020 CIP.

Performance Measure	Weighting	Threshold	Target	Maximum	2020 Actual
Adjusted EBITDA$ (in thousands)	50%	$136,539	$147,714	$156,404	$119,404
Adjusted EBITDA%	25%	12.0%	12.8%	13.3%	11.9%
Total Revenue ($ in thousands)	25%	$1,135,855	$1,158,603	$1,187,568	$1,001,005
Payout Level (% of Target Payout)		50%	100%	200%	0%

For the 2020 CIP, all of the Named Executives targets were weighted 100% on Company financial results representing the Committee’s belief that all Named Executives should be driving and be accountable for the overall performance of the company at an enterprise level.

2020 Bonus Payments for Performance Against Action Case and Other Performance Achievements

As the COVID-19 pandemic emerged, it became clear, as it did for many companies, that the company would fall short of the 2020 CIP goals that were set in February. After careful consideration, the Committee exercised its authority and approved bonus payouts to the Named Executives who remained employed with the company through December 31, 2020, equal to 75% of the Named Executive’s target CIP opportunity. This discretion was applied equally to all continuing employees who participated in our annual cash incentive program.

In reaching its decision to approve payments equal to 75% of the target CIP opportunity, the Committee considered several factors:

•                  Performance Against Action Case. In April 2020, after the onset of the pandemic and after stabilizing the business, management developed an action case for the remainder of fiscal 2020 that included certain financial objectives to drive strategy, resource allocation, and business continuity efforts in managing the whole of the company’s response to the pandemic. These financial objectives included revenue and EBITDA profitability. In the middle of the third quarter, as the company gained additional insight into the recovery from the pandemic’s immediate shocks, management increased the action case’s performance objectives at the request of the Board. The Committee’s bonus payment decision is supported by the company’s achievement against the original and increased action case performance objectives.

•                  Assessment of Management’s Response to COVID-19. Management developed a comprehensive scorecard that focused on the whole of the company’s response to the pandemic’s impact to ensure the company was correctly positioned with our employees, our customers, our business partners, and our shareholders as the pandemic’s impact evolved over the course of fiscal 2020. The scorecard included the following dimensions: Crisis Response, Employee Safety and Welfare, Financial Response, Customer Relationships, Operations and Global Supply, Employee Communications and Morale, Legal, Board Alignment and Communication, and Shareholder Communication. In early 2021, the Committee evaluated management’s performance against the scorecard categories. The Committee concluded that the extraordinary efforts by our management team and employees across the company were effective in preserving our ability to persevere through the pandemic’s shocks and position us to execute as the company moves into 2021.

•                  Recent Performance Achievements. The company continues to execute against its long-term strategic objectives as evidenced by 2019 performance achievements and performance through the first few months of 2020 before the pandemic emerged in the U.S. Despite the pandemic’s impact on the company’s short-term performance, the company remains substantially on track to achieve our financial performance objectives under the long-range plan. The Committee’s bonus decisions are supported by the company’s recent performance achievements and recognizes the company’s ability to remain on track to achieve our long-term performance objectives.

Based on the foregoing factors, the Committee approved payments to the Named Executives, similar to payments made to all employees who participate in the company’s annual cash incentive program, equal to 75% of the Named Executive’s target 2020 CIP opportunity.

The bonus payments recognizing the company’s performance against the action case and other performance achievements for the Named Executives are disclosed under the Bonus column of the Summary Compensation Table.

2020 Long-Term Incentive Plan Structure

In February 2020, the Committee approved LTI awards reflecting a change in the mix of our LTI award vehicles. As shown in the table below, our equity award mix was adjusted such that 50% of each Named Executive’s LTIP opportunity is delivered in PRSUs with the remaining 50% split evenly between stock options and restricted stock.

	Equity Award Mix
	2019	2020
Performance-Based Restricted Stock Units	40%	50%
Stock Options	40%	25%
Restricted Stock	20%	25%

The change to our equity award mix was made for several reasons:

•                  To better align our compensation program with our business objective and reinforce our executive retention objectives

•                  To increase the sensitivity of our financial performance to the compensation and rewards earned by our senior executives

•                  To manage the dilution of shareholder interests from the granting of equity awards

The 2020-2022 PRSU grants are earned on the basis of our performance on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%) over a three-year period of 2020 to 2022.

The Incentive ROIC metric is important as it measures the return generated from capital invested and holds us accountable for both profitability and effective use of our balance sheet. We use Incentive Cumulative Earnings Per Share as a metric because of its bottom-line focus on profitability, its multiple levers to drive performance over multi-year periods and because it is a key measure to our investors.

Performance at the threshold level earns a payout equal to 50% of target, while performance at the maximum level earns a payout equal to 200% of target. The performance targets are confidential and competitive information when set, particularly to the extent they relate to projected company financial results, which the company does not publicly disclose. The Committee believes that targeted levels of performance for the LTIP grants are challenging and will not be achieved all the time. The Committee sets the LTIP financial performance target at a level that would make it reasonably difficult to achieve, when considering the business environment at the time the target was established. Under our LTIP methodology, financial performance is assessed in relation to the company’s annual operating plan, budgeted invested capital and long-range plan.

2020 Long-Term Incentive Plan Realignment

In early 2021, after considering the pandemic’s impact on the 2020-2022 PRSU grant, which represented 50% of the total award value for the fiscal 2020 LTI, the Committee realigned the performance goals for the 2020-2022 PRSUs to focus on achievement of our long-range plan by the end of 2023 as previously contemplated. This adjustment also ensures the grant can continue to meet its objectives of (1) creating a direct link to stock price performance; (2) aligning incentives with key financial drivers of shareholder value; and (3) supporting leadership retention and facilitating executive retention and stock ownership. In reaching this decision, the Committee specifically considered several factors:

•                  Concerns that the original 2020-2022 PRSU grant reduced management accountability for driving performance results for the remaining two years in the three-year performance cycle as this interim period within our long-range plan was particularly impacted by the pandemic;

•                  The Committee’s belief that an unprecedented, exogenous event in the first three months of a three-year performance cycle should not result in a complete forfeiture of that award and that our employees should have the opportunity to re-earn that award against a recalibrated set of performance requirements; and

•                  Our leadership transition and other executive vacancies create management uncertainty. Compensation certainty ensures that PRSU award recipients remain focused on business execution through the pandemic without compensation-related distractions. All employees across the company who participate in our long-term incentive program receive PRSUs and this change applies to all PRSU grants identically.

The Committee believed that taking these actions now would provide more real-time alignment of objectives and incentives for the remaining two years of the three-year performance cycle, as opposed to waiting until the end of the performance period to assess any appropriate adjustments after the fact.

Under U.S. GAAP, adjustment to the 2020-2022 PRSU goals is considered an accounting modification, and the SEC disclosure requirements mandate that the incremental modification date fair value for this grant be disclosed in certain of the compensation tables as a new grant. As the Committee took this action in 2021, the incremental modification date fair value will be disclosed in the proxy statement we file for our 2022 annual meeting, which will include additional narrative on the scope of the approved change.

For more information regarding the specific grants made to Named Executives under the 2020-2022 LTIP, see the Grants of Plan-Based Awards in Fiscal 2020 table.

Achievement of 2018-2020 Performance-Based Restricted Stock Units

In February 2018, the Committee approved the 2018-2020 LTIP for the Named Executives in the following mix:

•                  40% PRSUs that vest at the end of the 2018-2020 period based on the performance metrics described below;

•                  40% non-qualified stock options vesting ratably over three years; and

•                  20% restricted stock that cliff vests at the end of three years.

The 2018-2020 PRSUs were earned on the basis of our performance on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%).

Despite the impact that COVID had on our results in 2020, the company’s strong performance against these measures resulted in a payout of 118.3% of target.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
2018-2020 Incentive ROIC (12-Month Average/3-Year Simple Average)	60%	11.1%	13.0%	15.6%	12.6%

2018-2020 Cumulative Earnings Per Share	40%	$5.78	$6.80	$8.16	$7.63

Payout Level (% of Target Payout)		50%	100%	200%	118.3%

2019 Long-Term Incentive Plan Structure

In February 2019, the Committee approved our 2019 LTIP structure for our Named Executives in the following mix which was the same as our 2018 LTIP structure:

•                  40% PRSUs that vest at the end of the 2019-2021 period based on the performance metrics described below;

•                  40% non-qualified stock options vesting ratably over three years; and

•                  20% restricted stock that cliff vests at the end of three years.

As approved by the Committee, the 2019-2021 PRSU grants are earned based on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%).

Despite the impact that the pandemic had on our results in fiscal 2020 and the forecasted funding level of the PRSUs for the outstanding 2019-2021 period, the company has not adjusted the terms of this award. At the present time, the company believes the terms and performance requirements of the original award continue to meet the grant’s original objectives, which were to: (1) create a direct link to stock price performance; (2) align incentives with key financial drivers of shareholder value; and (3) support leadership retention objectives and facilitate and encourage executive retention and stock ownership.

2021 Long-Term Incentive Plan Structure

For 2021, the Committee approved 2021 LTIP structure for our Named Executives in the following mix which was the same as our 2020 LTIP structure:

•                  50% PRSUs that vest at the end of the 2021-2023 period based on the performance metrics described below;

•                  25% non-qualified stock options vesting ratably over three years; and

•                  25% restricted stock that cliff vests at the end of three years.

As approved by the Committee, the 2021-2023 PRSU grants are earned based on Incentive ROIC (weighting of 60%) and Incentive Cumulative Earnings Per Share (weighting of 40%).

Compensatory Arrangements for CEO Succession

As described above, effective March 1, 2021, Mr. Huml became our CEO, succeeding Mr. Killingstad who previously announced his plans to retire as CEO. In February 2021, following review of market data and other information provided by the Committee’s independent compensation consultant, the Committee recommended, and the independent members of the Board approved, compensatory arrangements for Mr. Huml and Mr. Killingstad in connection with their new roles. These compensatory arrangements are not reflected in any of the compensation tables below as they took effect after the end of fiscal 2020.

Effective March 1, 2021, Mr. Huml’s annual base salary increased to $800,000, his short-term incentive plan target increased to 100% of base salary, and his long-term incentive plan target for his fiscal 2021 awards was 275% of base salary. In addition, the Committee approved an amendment to Mr. Huml’s executive employment agreement to increase his cash severance from 12 to 24 months of base salary and his COBRA continuation coverage from 12 to 18 months in the event his employment terminates under circumstances that would entitle him to severance under circumstances unrelated to a change in control.

As previously announced, Mr. Killingstad will remain with the company in a non-executive capacity as Strategic Advisor to the CEO and Board through December 31, 2021. Effective March 1, 2021, Mr. Killingstad’s annual base salary decreased to $400,000 and his short-term incentive plan target decreased to 60% of base salary. He received long-term incentive plan awards for fiscal 2021 with a value of $850,000, with approximately one-third of the value granted in stock options and two-thirds of the value granted in restricted stock units, each vesting in full on the second anniversary of the date of grant contingent upon Mr. Killingstad’s continued service through the transition period and compliance with the non-competition and other post-termination covenants in his employment agreement through such period. Once vested, the stock options will remain exercisable until the seventh anniversary of the grant date.

The short-term incentive targets for Mr. Huml and Mr. Killingstad for fiscal 2021 will be pro-rated based on the different base salary and target incentive levels in effect before and after March 1, 2021.

Other Plans and Agreements

Named Executives may also receive payments through various other agreements and the plans described below or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retention and Other Recognition Awards

During fiscal 2020, in connection with certain position changes among our Named Executives, the Committee approved two discrete awards:

•                  Mr. Zay received a cash incentive award valued at $650,000 that will pay out on December 7, 2021, if Mr. Zay remains employed through such date, or in certain other limited circumstances. Because this award is denominated in cash, it will be disclosed in the Summary Compensation Table in the proxy statement we file for our 2022 annual meeting if the service requirement is met and the award is paid. The award was granted to Mr. Zay as an incentive for him to remain with the company through the company’s CEO transition given his important role leading the company’s global regional sales and service business units. This amount was determined based on compensation that Mr. Zay may be entitled to in certain termination of employment situations.

•                  In addition, in recognition of Ms. McKnight’s performance of her role in 2020, as the leader of the company’s global human resources function, as well as an enterprise leader, leading a number of critical and largely unforeseen initiatives during an incredibly challenging operating environment, the Committee approved an incremental discretionary bonus in the amount of $100,000 in recognition of her leadership role during 2020.

•                  In recognition of Mr. Cebulla’s service as Interim CFO for most of fiscal 2020, the Committee approved a one-time cash payment to Mr. Cebulla of $141,500. This amount was determined based on the difference between Mr. Cebulla’s actual compensation and the market-competitive pay levels for a CFO.

Retirement Savings Plan

Our Named Executives are generally eligible to participate in the broad-based welfare benefit programs that we sponsor, including the Tennant Company Retirement Savings Plan (“Savings Plan”). The Savings Plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals, Roth contributions and a matching contribution by us of up to 3% of eligible compensation up to $285,000. In addition, the Savings Plan allows profit-sharing contributions by us based on the relevant metric set. This additional profit-sharing contribution is paid into each eligible employee’s account under the Savings Plan unless the amount exceeds 3.5% of eligible compensation, in which case 3% is paid into the eligible employee’s account and the balance of the actual calculated profit-sharing amount is paid in cash to the employee. The Adjusted EBITDA$ achieved in 2020 resulted in no profit-sharing contribution under the Savings Plan for 2020. However, the company determined to make a discretionary profit-sharing contribution to the Savings Plan equal to 2% of eligible compensation up to $285,000.

Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation)

Our Named Executives are eligible for supplemental non-qualified benefits under our Non-Qualified Deferred Compensation Plan. The intention of this plan is to provide participating individuals with benefits that would otherwise be available to them under our Savings Plan but for the application of limitations on benefits imposed by the Internal Revenue Code. The amounts deferred in this plan are listed in the “Excess” column in the All Other Compensation Table which is included as a footnote to the Summary Compensation Table. In addition, this plan allows employee participants to defer the receipt of base salary and CIP payments and non-employee directors to defer receipt of annual retainers as follows:

•                  executive officers, including Named Executives, may elect to defer 0-25% of their base salary and 0-100% of their CIP payout; and

•                  non-employee directors may elect to defer 0%, 50% or 100% of their annual retainer.

The interest rate earned on deferrals in 2020 was 2.8749%.

Certain management and Named Executives may defer income on a pre-tax basis in excess of the deferral amounts allowed under our Savings Plan. Participating employees may receive discretionary company contributions under this plan in the form of excess profit sharing not available to them under the Savings Plan. In addition, participants are eligible to receive matching contributions not available to them under the Savings Plan. Under the terms of this plan, matching contributions and annual profit-sharing contributions are based on formulas applicable to them in the Savings Plan but not available because of qualified plan limitations. Participants’ accounts are fully vested, at all times, except that a participant forfeits all company discretionary matching contributions and profit-sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on our company or an affiliate. The timing of payment of benefits attributable to amounts contributed or deferred after January 1, 2003, including company contributions and gains and losses credited thereon, varies based on the type of contribution or deferral.

Executive Employment Agreements, Management Agreements and Executive Officer Severance Plan

The Committee has determined that we should provide certain post-termination benefits to our executive officers, including the Named Executives, to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide, the Named Executives are required to agree to certain confidentiality, non-competition and cooperation covenants, which the Committee believes are valuable when an executive’s employment terminates. In addition, the Committee believes that we should provide an inducement for executive officers to remain in our service in the event of any proposed or anticipated change in control in order to facilitate an orderly transition, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide under these arrangements. For these reasons, we have entered into Executive Employment Agreements and Management Agreements with the Named Executives other than Mr. Woodward, Ms. Talbott and Mr. Cebulla. A description of the agreements is included under “Agreements and Arrangements with Named Executives.”

Mr. Woodward and Ms. Talbott participated in the Executive Officer Severance Plan adopted in October of 2018. The key terms governing a separation of an executive officer under the plan are substantially the same as those covering the other Named Executives with a few key differences. A description of the plan is included under “Agreements and Arrangements with Named Executives.” As Interim CFO, Mr. Cebulla was not entitled to severance benefits under an individual agreement or the Executive officer Severance Plan.

Generally, the arrangements only provide for benefits in the event the executive is terminated without cause, provided that certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason under the agreements. The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by us without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. These arrangements are described below under “Agreements and Arrangements with Named Executives.” No cash severance becomes due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control. The Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a particular transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change in control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

In fiscal 2020, two Named Executives departed the company as follows:

•                  Mr. Woodward commenced a short-term medical leave of absence on January 27, 2020. At the time of Mr. Woodward’s return to employment, he announced his plans to resign from the company effective July 31, 2020, following a transition period in which he served as an advisor to the finance team. In recognition of Mr. Woodward’s service, the Committee accelerated the vesting of a pro-rated portion of Mr. Woodward’s initial restricted stock unit grant, effective upon his resignation.

•                  Ms. Talbott resigned her position effective July 8, 2020. In connection with her resignation, Ms. Talbott and the company entered into a separation agreement providing Ms. Talbott with certain separation payments and benefits, described in more detail below, in exchange for Ms. Talbott signing a general waiver and release of claims and agreeing to certain post-employment non-solicitation and non-disclosure provisions.

Compensation Policies

Recoupment Policy

We have a recoupment (or claw-back) policy. The policy is applicable to all employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers). The policy requires recoupment of certain cash and equity incentive award payouts in the event we are required to restate our financial results. The amount subject to recoupment is the amount that would not have been earned or paid based on the restated results. In all cases, any recoupment is based on net proceeds from the awards subject to recoupment and includes the proceeds from the sale of any shares subject to equity awards that are subject to recoupment, as well as any dividends paid on the shares received from an award.

The policy that was amended by our Committee in 2018 now also subjects all cash incentive and equity awards to forfeiture and/or recoupment in the event a covered person engages in certain gross misconduct.

In administering the policy, the Committee has discretion to reduce the amount of any forfeiture or recoupment and may also pursue other remedies against a covered person for conduct covered by the policy.

Executive Officer Stock Ownership Guidelines

To align executive officers’ interests with shareholders’ interests, the Committee expects executive officers to acquire significant equity ownership. The guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO and two times annual base salary for the other Named Executives. Ownership levels are calculated based on actual shares owned plus the estimated after-tax value of restricted and unrestricted shares, deferred stock units and shares held under benefit plans, and potential gains from vested options. The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.

Executive officers who have held executive positions with us for five years or more have achieved their goals. Newer executive officers are on pace for achieving their ownership targets within the five-year period.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits all directors, officers and other employees designated as access persons (as defined under “Recoupment Policy” above), including their family members and designees, from engaging in speculative trading or hedging of positions in our securities, including purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of any of our equity securities. It also prohibits pledges of any company securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan). These prohibitions do not restrict general portfolio diversification transactions or investments in broad-based index funds.

Granting of Equity Awards

We have an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, follow a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our common stock on the date of grant are only granted at times when trading is permitted under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information. The policy includes procedures for granting equity awards to executive officers and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant. The plans define fair market value as the closing price of our common stock on the preceding trading day.

Deductibility of Executive Compensation

Due to the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017, compensation paid in fiscal 2019 and later years to any Named Executive in excess of $1 million will not be deductible under Section 162(m) of the Code unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. No assurance can be given that the compensation associated with these awards will qualify for the transitional relief. While the Committee is mindful of the benefit to us of the deductibility, it believes that we should maintain flexibility in compensating our executive officers in a manner that best promotes our corporate objectives.

COMPENSATION COMMITTEE REPORT

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee
David Windley (Chair)	William F. Austen
Azita Arvani	David S. Wichmann
Carol S. Eicher

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to, the Named Executives. The positions listed below reflect the most recent position the Named Executive held prior to the end of fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)

H. Chris Killingstad	2020	723,077	720,000	2,015,975	671,934	—	3,719	110,522	4,245,227
President and Chief Executive Officer	2019	796,362	—	1,536,002	1,023,787	1,462,752	—	104,280	4,923,183
	2018	765,653	—	1,483,646	989,213	945,345	2,046	50,288	4,236,191

David W. Huml(5)	2020	445,106	239,132	554,336	184,774	—	430	39,891	1,463,669
Senior Vice President, Chief Operating Officer	2019	371,494	125,000	324,233	216,136	340,760	—	36,841	1,414,464
	2018	355,912	—	603,826	209,908	217,539	208	27,344	1,414,737

Richard H. Zay	2020	396,394	177,694	450,844	150,292	—	317	38,477	1,214,018
Senior Vice President, Technology & Innovation	2019	393,563	—	343,519	228,976	361,003	—	51,002	1,378,063
	2018	378,127	—	673,508	222,381	215,512	138	35,508	1,525,174

Carol E. McKnight	2020	351,229	244,327	330,577	110,204	—	129	32,760	1,069,226
Senior Vice President, Chief Administrative Officer

Andrew Cebulla	2020	411,217	372,965	97,544	—	—	10	19,071	900,807
Former Vice President, Interim Chief Financial Officer

Keith A. Woodward(6)	2020	255,981	—	548,068	182,686	—	17	233,779	1,220,531
Former Senior Vice President, Chief Financial Officer	2019	436,673	—	391,511	260,944	397,686	—	14,054	1,500,868
	2018	35,135	—	499,987	—	—	—	753	535,875

Mary E. Talbott(6)	2020	161,885	—	319,765	106,590	—	94	740,675	1,329,009
Former Senior Vice President, General Counsel	2019	321,115	150,000	448,414	165,562	289,122	—	134,571	1,508,784

1       Amounts represent the aggregate grant date fair value of the annual restricted stock awards and PRSUs (at target) that were granted in each fiscal year. Grant date fair values are calculated in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020, for the assumptions used in this calculation. The grant date fair value of each restricted stock and RSU award and the targeted grant date value of each PRSU award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date.

	Restricted Stock	RSUs	PRSUs ($)
	($)	($)	Target	Maximum
H. Chris Killingstad	671,980	—	1,343,995	2,687,991
David W. Huml	184,795	—	369,541	739,081
Richard H. Zay	150,262	—	300,582	601,163
Carol E. McKnight	110,186	—	220,391	440,781
Andrew Cebulla	—	39,005	58,539	117,078
Keith A. Woodward	182,684	—	365,384	730,769
Mary E. Talbott	106,566	—	213,199	426,398

2      Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718. See Footnote 18 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020, for the assumptions used in this calculation.

3      Amounts for 2018 and 2019 reflect annual incentive payments.

4      Amounts include above-market earnings on non-qualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.

5      Amounts for 2020 reflect the following bonuses and other payments:

	Discretionary Bonus for Performance Achievements ($)	Interim CFO Monthly Payments ($)	Interim CFO Recognition Bonus ($)	Total ($)
H. Chris Killingstad	720,000	—	—	720,000
David W. Huml	239,132	—	—	239,132
Richard H. Zay	177,694	—	—	177,694
Carol E. McKnight	244,327	—	—	244,327
Andrew Cebulla	64,046	167,419	141,500	372,965
Keith A. Woodward	—	—	—	—
Mary E. Talbott	—	—	—	—

Amounts for 2019 reflect a recognition payment made to Mr. Huml and a sign-on cash payment made to Ms. Talbott.

6      All Other Compensation for 2020 consists of the following:

	Savings Plan		Non- Qualified Plan
Name	Match ($)	Profit Sharing ($)	Excess ($)	Severance ($)[a]	Total ($)
H. Chris Killingstad	8,550	5,700	96,272	—	110,522
David W. Huml	8,550	5,700	25,641	—	39,891
Richard H. Zay	8,550	5,700	24,227	—	38,477
Carol E. McKnight	8,550	5,700	18,510	—	32,760
Andrew Cebulla	8,550	5,700	4,821	—	19,071
Keith A. Woodward	8,550	5,700	19,019	200,510	233,779
Mary E. Talbott	8,550	—	5,259	726,866	740,675

a        Amount for Mr. Woodward represents the value of accelerated vesting of a pro-rated portion of his initial restricted stock unit award. Amount for Ms. Talbott represents the value of severance payments and benefits pursuant to her separation agreement described below, including a separation payment of $345,000, $98,774 representing a pro-rated payout of her CIP award at target, continued benefits coverage, outplacement services of $20,000, $48,459 for relocation expense forgiveness and $200,208 for accelerated vesting of her initial restricted stock award.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2020

The following table presents information regarding each grant of an award under our compensation plans made during 2020 to the Named Executives.

									All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)[1]	Grant Date Fair Value of Stock and Option Awards ($)[2]

			Estimated Future Payouts			Estimated Future Payouts
			under Non-Equity			under Equity Incentive Plan
			Incentive Plan Awards			Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

H. Chris Killingstad
Short-Term Incentive Award[3]	—	—	480,000	960,000	1,920,000	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	8,690	17,380	34,760	—	—	—	1,343,995
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	8,166	—	—	671,980
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	36,071	82.29	671,934

David W. Huml
Short-Term Incentive Award[3]	—	—	175,000	350,000	700,000	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	1,800	3,599	7,198	—	—	—	278,311
PRSU Award[7]	5/11/2020	3/17/2020	—	—	—	811	1,621	3,242	—	—	—	91,230
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	1,691	—	—	139,152
Restricted Stock Award[7]	5/11/2020	3/17/2020	—	—	—	—	—	—	811	—	—	45,643
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	7,470	82.29	139,152
Stock Option Award[7]	5/11/2020	3/17/2020	—	—	—	—	—	—	—	3,197	56.28	45,622

Richard H. Zay
Short-Term Incentive Award[3]	—	—	118,463	236,925	473,850	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	1,944	3,887	7,774	—	—	—	300,582
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	1,826	—	—	150,262
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	8,068	82.29	150,292

Carol E. McKnight
Short-Term Incentive Award[3]	—	—	96,218	192,436	384,871	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	1,425	2,850	5,700	—	—	—	220,391
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	1,339	—	—	110,186
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	5,916	82.29	110,204

Andrew Cebulla
Short-Term Incentive Award[3]	—	—	42,697	85,394	170,789	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	379	757	1,514	—	—	—	58,539
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	—	—	—
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	—	—	—
RSU Awards	2/25/2020	2/25/2020	—	—	—	—	—	—	474	—	—	39,005

Keith A. Woodward[8]
Short-Term Incentive Award[3]	—	—	152,250	304,500	609,000	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	2,363	4,725	9,450	—	—	—	365,384
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	2,220	—	—	182,684
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	9,807	82.29	182,686

Mary E. Talbott[8]
Short-Term Incentive Award[3]	—	—	94,875	189,750	379,500	—	—	—	—	—	—	—
PRSU Award[4]	3/5/2020	3/5/2020	—	—	—	1,379	2,757	5,514	—	—	—	213,199
Restricted Stock Award[5]	2/25/2020	2/18/2020	—	—	—	—	—	—	1,295	—	—	106,566
Stock Option Award[6]	2/25/2020	2/18/2020	—	—	—	—	—	—	—	5,722	82.29	106,590

1       The exercise price is based on the closing price on the last trading day prior to the date of grant.

2       The actual value to be realized by a Named Executive depends upon the appreciation in value of our common stock and the length of time the award is held. No value will be realized with respect to any stock option award if the price of our common stock does not increase following the grant date.

3       Under our 2020 CIP, the threshold amount represents a minimum performance that results in a payout equal to 50% of the target award and the maximum payout is 200% of target. Payout amounts are based on achievement of annual goals relating to Adjusted EBITDA$, Adjusted EBITDA% and Total Revenue. No amounts were earned or paid under the 2020 CIP.

4       Under our 2020-2022 LTIP, the threshold amount of PRSUs represents a minimum performance that results in a payout in shares of common stock equal to 50% of the target award and the maximum payout is 200% of target. The PRSUs were granted under the 2017 Stock Incentive Plan and will vest on December 31, 2022, based on achievement of Incentive ROIC and Incentive Cumulative Earnings Per Share goals for the 2020-2022 performance period. No dividend equivalents are paid on PRSUs.

5       The shares of restricted stock were granted under the 2017 Stock Incentive Plan and vest in full on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting. Mr. Cebulla was not eligible to receive restricted stock, but was eligible to receive restricted stock units, in his role as Interim CFO, and the other stock awards reported for Mr. Cebulla all represent restricted stock units.

6       The stock options were granted under the 2017 Stock Incentive Plan and vest 33.33% annually over a three-year term beginning on the first anniversary of the grant date. Mr. Cebulla was not eligible to receive stock options in his role as Interim CFO.

7       The grants were made in conjunction with Mr. Huml’s promotion to Chief Operating Officer.

8       Except for the pro-rated CIP payment made to Ms. Talbott in connection with her separation agreement, the awards granted to Mr. Woodward and Ms. Talbott in fiscal 2020 were all forfeited in connection with their terminations of employment during the year.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table presents information regarding outstanding equity awards held at the end of 2020 by the Named Executives. As a result of the departures of Mr. Woodward and Ms. Talbott during 2020, all of their unvested awards forfeited prior to December 31, 2020, so they are omitted from the table below.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Option Exercise Price ($/Share)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)[3]

H. Chris Killingstad	02/25/2011	19,779	—	40.21	02/25/2021	02/27/2018	7,305	512,592	—	—
	02/24/2012	37,824	—	43.66	02/24/2022	02/27/2018	—	—	14,610	1,025,184
	02/22/2013	36,149	—	47.03	02/22/2023	02/26/2019	8,044	564,447	—	—
	02/28/2014	27,767	—	60.67	02/28/2024	02/26/2019	—	—	16,088	1,128,895
	02/27/2015	44,500	—	66.97	02/27/2025	02/25/2020	8,166	573,088	—	—
	02/26/2016	69,027	—	52.42	02/26/2026	03/05/2020	—	—	17,380	1,219,555
	02/28/2017	56,984	—	73.20	02/28/2027
	02/27/2018	41,135	20,567	67.70	02/27/2028
	02/26/2019	22,194	44,386	63.65	02/26/2029
	02/25/2020	—	36,071	82.29	02/25/2030

Richard H. Zay	02/22/2013	5,280	—	47.03	02/22/2023	02/27/2018	1,642	115,219	—	—
	02/28/2014	4,055	—	60.67	02/28/2024	02/27/2018	—	—	3,284	230,438
	02/27/2015	7,690	—	66.97	02/27/2025	02/26/2019	1,799	126,236	—	—
	02/26/2016	14,106	—	52.42	02/26/2026	02/26/2019	—	—	3,598	252,472
	02/28/2017	12,565	—	73.20	02/28/2027	02/25/2020	1,826	128,130	—	—
	02/27/2018	9,247	4,624	67.70	02/27/2028	03/05/2020	—	—	3,887	272,751
	02/26/2019	4,964	9,927	63.65	02/26/2029	12/07/2018	5,934	416,389	—	—
	02/25/2020	—	8,068	82.29	02/25/2030

David W. Huml	02/26/2016	3,703	—	52.42	02/26/2026	02/27/2018	1,550	108,764	—	—
	02/28/2017	7,812	—	73.20	02/28/2027	02/27/2018	—	—	3,100	217,527
	02/27/2018	8,729	4,364	67.70	02/27/2028	02/26/2019	1,698	119,149	—	—
	02/26/2019	4,686	9,370	63.65	02/26/2029	02/26/2019	—	—	3,396	238,297
	02/25/2020	—	7,470	82.29	02/25/2030	02/25/2020	1,691	118,657	—	—
	05/11/2020	—	3,197	56.28	05/11/2030	03/05/2020	—	—	3,599	252,542
						05/11/2020	811	56,908	—	—
						05/11/2020	—	—	1,621	113,746
						12/07/2018	5,044	353,937	—	—

Carol E. McKnight	07/29/2014	2,982	—	76.25	07/29/2024	02/27/2018	1,081	75,854	—	—
	02/27/2015	6,010	—	66.97	02/27/2025	02/27/2018	—	—	2,161	151,637
	02/26/2016	9,747	—	52.42	02/26/2026	02/26/2019	1,319	92,554	—	—
	02/28/2017	8,046	—	73.20	02/28/2027	02/26/2019	—	—	2,639	185,179
	02/27/2018	6,085	3,042	67.70	02/27/2028	02/25/2020	1,339	93,958	—	—
	02/26/2019	3,640	7,280	63.65	02/26/2029	03/05/2020	—	—	2,850	199,985
	02/25/2020	—	5,916	82.29	02/25/2030	12/07/2018	4,272	299,766	—	—

Andrew Cebulla	11/07/2017	782	—	66.15	02/28/2027	02/27/2018	—	—	679	47,645
	02/27/2018	1,913	957	67.70	02/27/2028	02/26/2019	—	—	737	51,715
	02/26/2019	1,017	2,034	63.65	02/26/2029	03/05/2020	—	—	757	53,119
						12/07/2018	237	16,630	—	—
						02/25/2020	474	33,261	—	—

1       Stock options vest 33.33% annually over a three-year term beginning on the first anniversary of the grant date.

2       Restricted stock and RSUs vest 100% on the third anniversary of the grant date.

3       Based on the per share closing market price of our common stock on December 31, 2020, of $70.17.

4       If specified performance conditions are met, the PRSUs granted in 2018 for the 2018-2020 performance period will vest on December 31, 2020, and the PRSUs granted in 2019 for the 2019-2021 performance period will vest on December 31, 2021. The number of shares the Named Executive will receive upon vesting of the PRSUs is dependent upon the achievement of goals with respect to Incentive ROIC and Incentive Cumulative Earnings Per Share for the 2018-2020 and 2019-2021 performance periods. The number of PRSUs reported in the table for grants made in 2018 is the target number established by the Compensation Committee, and the number of PRSUs reported in the table for grants made in 2019 is the target number established by the Compensation Committee.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table presents information regarding the exercise of stock options during 2020 by the Named Executives and vesting of restricted stock awards held by the Named Executives for 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Chris Killingstad	45,460	1,897,419	18,177	1,409,274
David W. Huml	—	—	3,737	289,730
Richard H. Zay	—	—	4,008	310,745
Carol E. McKnight	—	—	2,566	198,945
Andrew Cebulla	—	—	159	12,846
Keith A. Woodward	5,657	47,237	3,017	200,510
Mary E. Talbott	3,589	22,783	3,142	200,208

NON-QUALIFIED DEFERRED COMPENSATION IN 2020

Two elements of Total Direct Compensation may be deferred: base salary and CIP payouts. Named Executives may elect to defer 0-25% of their base salary and 0-100% of their CIP payout. The interest rate for 2020 Non-Qualified Deferred Compensation was 2.8749%. This rate is based on the ten-year treasury bond rate as of December 17, 2019, of 1.8749% plus 1%. For additional explanation of our non-qualified deferred compensation plan, see “Compensation Discussion and Analysis—Other Plans and Agreements—Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).”

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)[4]	Aggregate Balance at Last FYE ($)[5]
H. Chris Killingstad	—	96,272	29,622	—	1,142,762
David W. Huml	—	85,424	3,428	—	206,515
Richard H. Zay	—	24,227	2,522	—	113,326
Carol E. McKnight	—	18,510	1,027	—	54,795
Andrew Cebulla	—	4,821	83	—	7,765
Keith A. Woodward	—	19,019	135	—	23,804
Mary E. Talbott	6,847	5,259	838	—	36,262

1       Executive officers are eligible to voluntarily defer a portion of their base salary and CIP payouts. Amounts represent deferrals by executive officers in 2020.

2       Reflects matching and/or discretionary contributions made under this plan for 2020. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

3       Aggregate earnings comprise interest earned. The interest rate in 2020 was 2.8749%.

4       Executive officers may elect a lump-sum payment or an installment distribution payable for up to ten years after separation.

5                   The following amounts were also reported as compensation for our Named Executives in the Summary Compensation table in prior years. Named Executives are only listed below for the years for which they were included in the Summary Compensation Table and Named Executives who were first listed in the Summary Compensation Table this year are not listed below.

Name	Year	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)
H. Chris Killingstad	2019	—	87,480
	2018	2,046	28,143
	2017	5,978	37,177
	2016	946	76,438
	2015	—	62,724
	2014	—	46,156
	2013	—	46,986
	2012	—	59,506
	2011	—	89,422
	2010	—	79,264
	2009	—	21,982
	2008	—	35,076
	2007	—	51,577
	2006	76	35,583
David W. Huml	2019	—	18,441
	2018	208	7,224
	2017	593	5,990
Richard H. Zay	2019	—	19,637
	2018	138	5,846
	2017	364	7,926
	2016	46	13,386
	2015	—	9,156
	2014	—	5,282
Keith A. Woodward	2019	—	4,650
	2018	—	—
Mary E. Talbott	2019	—	955

AGREEMENTS AND ARRANGEMENTS WITH NAMED EXECUTIVES

In October 2018, the Compensation Committee adopted the Executive Officer Severance Plan (the “Severance Plan”) to provide executive officers who subsequently join the company severance benefits following certain termination scenarios. New executive officers participate in the Severance Plan in lieu of entering into separate agreements with the company, a practice which has become less common. Mr. Woodward, who became an executive officer in December 2018, and Ms. Talbott, who became an executive officer in January 2019, were participants in the Severance Plan, which is described in more detail below. The benefits under the Severance Plan are substantially the same as the benefits provided under the existing Executive Agreements (as defined below) with the other Named Executives.

We are a party to agreements with each of the Named Executives other than Mr. Woodward, Ms. Talbott, and Mr. Cebulla that together establish the terms of the employment relationship between the company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively, these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement. As Interim CFO, Mr. Cebulla was not entitled to severance benefits under an individual agreement or the Executive Officer Severance Plan.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executive officers who are terminated for cause. An executive agrees under the Executive Agreements not to compete with the company during employment or for a period of 12 months after employment ends, not to disclose confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit employees or customers for a period of 12 months after employment ends.

Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

Executive Employment Agreements

The Executive Agreements with the Named Executives describe the rights and obligations of the company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control. Under the Executive Agreements:

•                  Upon any termination of employment, an executive will receive any earned but unpaid base salary and CIP payments for the preceding year.

•                  Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•                  Upon termination by the company without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the CIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance, and (iii) benefits continuation for up to 12 months after termination.

The timing of the payment of the foregoing amounts is as follows: the executive is paid his or her base salary in accordance with regular payroll practices for a period of 12 consecutive months following the date of termination, provided that if the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2½ months of the termination date; the executive’s CIP payment is made at the normal payment date, but in no event later than 2½ months after the end of the CIP plan year; and the medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.

As described above, effective March 1, 2021, Mr. Huml’s Executive Agreement was amended to increase the cash payment he would receive to two year’s base salary and increase his benefits continuation to up to 18 months after termination.

For purposes of the Executive Agreements, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation, or (v) executive’s material violation of any company policy.

For purposes of the Executive Agreements, “good reason” means the occurrence of the following without executive’s consent: (i) material breach of the agreement by the company, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability, provided that in either case the executive gives the notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.

Management Agreements

Recognizing the need to retain executive officers if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreements with the Named Executives provide for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreements:

•                  If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change-in-control severance compensation consists of (i) an amount equal to three times the executive’s annual compensation, (ii) a pro-rata payment of the executive’s CIP award for the year of termination, assuming all performance targets had been met, and (iii) an amount equal to 18 times our portion of the monthly premium cost (as of the termination date) for group medical, dental and basic life insurance coverage, to the extent the executive was covered by such plans on the termination date; the foregoing payments will be made in a lump sum within 2½ months after the termination date.

•                  If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change-in-control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2½ months after the change in control.

•                  If an executive’s employment is terminated due to death or disability, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

In connection with his retirement as CEO, pursuant to the terms of his transition letter agreement, Mr. Killingstad is not entitled to any benefits under the Management Agreement after March 1, 2021.

For purposes of the Management Agreements, “cause” is defined more narrowly than under the Executive Agreements and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation.

For purposes of the Management Agreements, “good reason” is defined more broadly than under the Executive Agreements and includes the following in addition to the factors cited in the Executive Agreements: (i) the executive’s duties, responsibilities, or authority are materially diminished as compared to his or her duties, responsibilities, or authority before the change in control, for reasons other than cause or disability, including, but not limited to, a material reduction in the executive’s budget authority or number of direct reports or executive’s removal from any position or office held, (ii) a material reduction in the executive’s base salary or target incentive opportunity, (iii) a material reduction in the authority, duties, or responsibilities of the person to whom the executive reports, (iv) any successor fails to assume the Management Agreement, (v) the executive is required to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (vi) the executive is required to travel on company business to a substantially greater degree than required immediately prior to the change in control. For good reason to exist, the executive must give the company notice within 90 days of the first occurrence of the good reason condition, we must fail to remedy it within 30 days after receipt of written notice, and the executive must resign within six months following the date the executive provided written notice.

For purposes of the Management Agreements, “annual compensation” means (i) the executive’s highest annual base salary rate, as established by the company, in effect during the term of the Management Agreement, plus (ii) the higher of (a) the executive’s target short-term incentive plan award for the plan year that includes the termination date or (b) the average short-term incentive plan award payable to the executive by the company for the three full plan year period ending immediately prior to the plan year that includes the termination date (or the entire period that the executive participated in the short-term incentive plan, if less than three full plan years). For this purpose, annual compensation is calculated prior to any deductions for any elective deferrals the executive may have made to a deferred compensation plan of the company.

For purposes of the Management Agreements, “change in control” means (i) 50% or more of directors are individuals who were not appointed by the Board to fill vacancies on the Board or were not supported by the Board for election by shareholders or were elected or appointed by the Board in connection with an actual or threatened proxy contest, (ii) 35% or more of common stock or of the voting power of securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the voting securities of the surviving entity are more than 50% controlled by shareholders prior to the merger and in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of voting securities for cash, securities or other property, unless shareholders receive in the exchange voting securities of a parent corporation that are more than 50% owned by shareholders prior to the exchange in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the parent corporation, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) shareholders approve a definitive plan to liquidate or dissolve the company, (vii) the company enters into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control occurs within two years of such agreement, or (viii) a tender or exchange offer or proxy contest is commenced that results, within two years, in a change in control described in clauses (i) or (ii) above.

Change-in-control severance compensation under the Management Agreements, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the company under federal income tax laws applicable to “parachute payments.”

Executive Officer Severance Plan

The Severance Plan provides eligible executive officers severance benefits following certain termination scenarios before or after a change in control of the company. Mr. Woodward and Ms. Talbott were participants in the Severance Plan but were not parties to the Executive Agreements described above.

The benefits for an executive officer under the Severance Plan for a separation from employment in situations other than following or in connection with a change in control are substantially the same as those benefits provided to the Named Executives under the Executive Agreements described above except that there is no benefit provided for good reason employment separations. The benefits for an executive officer under the Severance Plan for a separation from employment under certain circumstances after or in connection with a change in control include a lump-sum cash payment equal to two times the executive officer’s annual compensation, which is less than the three times annual compensation amount provided under the Executive Agreements, as well as other severance benefits that are substantially the same as those benefits provided under the Executive Agreements described above.

With respect to addressing any potential parachute payments subject to Section 280G of the Internal Revenue Code, the Severance Plan includes a “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.

Equity Plan and Award Agreement Acceleration Provisions

Our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control. Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change in control. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of the executive’s retirement, or if the executive has given the company at least six months’ prior written notice of such retirement, within five years of the executive’s date of retirement. For purposes of our equity compensation plans, “retirement” is generally defined as (i) termination on or after age 55, provided that the executive has been employed by the company or its affiliates for at least ten years, or (ii) termination of employment on or after age 62. Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.

The plans generally allow for a pro-rata portion of any restricted stock units to be paid out upon an executive’s death, disability or retirement. For time-based restricted stock units the executive, or his or her successor, shall be entitled to the number of units under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. With respect to performance-based restricted stock units, the payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period. Upon a change in control, restricted stock units will immediately vest and be paid in full, with PRSUs vesting at the target level.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares. Upon a change in control, restricted stock will immediately vest in full.

Separation Payments and Benefits in Fiscal 2020

Mr. Woodward resigned from the company following his return to employment after a short-term medical leave of absence. In connection with Mr. Woodward’s resignation, the Compensation Committee determined to accelerate the vesting of a pro-rated portion of Mr. Woodward’s sign-on restricted stock unit award in recognition of his service to the company and to recognize his efforts to facilitate a smooth transition.

Ms. Talbott’s employment with the company terminated on July 8, 2020. In connection with the cessation of her employment, Ms. Talbott and the company entered into a separation agreement. Under the terms of the separation agreement, which contains a general waiver and release of claims, Ms. Talbott received $345,000 in separation pay representing one year of her base salary, paid in a lump sum. She received a lump-sum payment of $98,774, representing a pro-rated portion of her short-term incentive plan compensation at target. All of her unvested equity awards are deemed forfeited, except that vesting of her sign-on restricted stock unit award granted was fully accelerated. In addition, her relocation cost reimbursement obligation was forgiven, she was entitled to 18 months of continued medical benefits (and only used three months), and Ms. Talbott received a payment to cover certain outplacement benefits. Among the commitments entered into in the separation agreement, Ms. Talbott has agreed to certain post-employment non-solicitation and non-disclosure provisions.

In December 2020, Mr. Cebulla announced his intention to resign from the company effective January 4, 2021. Mr. Cebulla was not entitled to any separation payments or benefits in connection with his resignation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming that a termination event or change in control occurred on December 31, 2020, the total compensation that would have been payable pursuant to the Executive Agreements or the Severance Plan, as applicable, to each Named Executive who was serving as an executive officer of the company on such date is set forth in the tables below. Mr. Woodward resigned during fiscal 2020 and was not entitled to any payments or benefits in connection with his resignation, although the Compensation Committee did accelerate a pro-rated portion of one of his restricted stock units as described above. Accordingly, he is omitted from the tables below. Ms. Talbott resigned during the year and received severance benefits under a separation agreement described above, which amounts are reported below, and she was omitted from the other tables below.

Payments Due Upon Termination Without Cause or Termination for Good Reason - 20201

The amounts below for Mr. Killingstad and Mr. Huml reflect the arrangements in effect on December 31, 2020. As described above, in connection with the CEO succession, Mr. Huml’s compensation was increased and his Executive Agreement was amended to increase the benefits he would receive upon termination without cause or for good reason under circumstances unrelated to a change in control. As a result, effective March 1, 2021, his cash severance would increase to two years of his increased base salary (which would equal $1,600,000) and his benefits continuation would increase from 12 to 18 months (approximately $13,977). For Mr. Killingstad, pursuant to his transition letter agreement, his service will continue in a non-executive Strategic Advisor capacity through December 31, 2021, and he cannot be terminated from that position by the company other than for cause.

Name	Cash Severance ($)	CIP ($)	Benefits ($)	Other ($)	Total ($)
H. Chris Killingstad	800,000	—	4,338	—	804,338
David W. Huml	500,000	—	9,318	—	509,318
Richard H. Zay	394,875	—	14,240	—	409,115
Carol E. McKnight	349,883	—	4,338	—	354,221
Andrew Cebulla[2]	75,072	—	16,700	—	91,772
Mary E. Talbott[3]	345,000	98,774	13,768	268,667	726,209

1       The payments and benefits as defined in the Executive Agreements that cover Messrs. Killingstad, Huml and Zay and Ms. McKnight.

2       Mr. Cebulla was eligible to receive benefits under the Tennant Company Severance Plan for non-executives. Pursuant to the terms of the plan, Mr. Cebulla would have been eligible for 16 weeks of cash severance pay if his employment had terminated without cause or for good reason.

3       Pursuant to the terms of a separation agreement described above under “Separation Payments and Benefits in Fiscal 2020,” Ms. Talbott received a cash severance payment of $345,000, a pro-rated payout of her CIP target for the year in the amount of $98,774, as well as three months of continued medical benefits and continuation of other benefits up to twelve months. The Other amount reflects the $200,208 value of accelerated vesting of a pro-rated portion of her sign-on restricted stock unit award, forgiveness of her $48,459 relocation repayment obligation and outplacement benefits of $20,000.

Payments Due Upon Termination Within Three Years of the Change-in-Control Event1

The amounts below for Mr. Killingstad reflect the arrangements in effect on December 31, 2020. As described above, in connection with his retirement as CEO, pursuant to the terms of his transition letter agreement, Mr. Killingstad is not entitled to any benefits under the Management Agreement after March 1, 2021.

Name	Cash Severance ($)	CIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	5,280,000	960,000	6,507	6,246,507
David W. Huml	2,550,000	350,000	13,977	2,913,977
Richard H. Zay	1,895,400	236,925	21,360	2,153,685
Carol E. McKnight	1,626,956	192,436	6,507	1,825,899
Andrew Cebulla[2]	—	—	—	—

1       Named Executives would also have accelerated vesting of restricted stock, stock options, and restricted stock units (with PRSUs vesting at the target level). See the Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement Table directly below.

2       Mr. Cebulla was not eligible for any enhanced benefits in connection with a termination within three years of a change in control event as the Tennant Company Severance Plan for non-executives does not provide any enhanced change in control benefits.

Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement

Name	Value of Accelerated Awards under CIC ($)	Values of Accelerated Awards under Death, Disability or Retirement ($)
H. Chris Killingstad	4,338,694	2,574,409
David W. Huml	1,478,278	879,775
Richard H. Zay	1,387,342	863,195
Carol E. McKnight	1,002,274	620,116
Andrew Cebulla	170,350	88,720

PAY RATIO

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Killingstad, our President and Chief Executive Officer, to the median of the annual total compensation of all employees excluding Mr. Killingstad for 2020 is 89:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Killingstad of $47,768 and the annual total compensation of Mr. Killingstad as reported in our 2020 Summary Compensation Table of $4,245,227.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Although allowed under the SEC requirements, we have not excluded any employees from the calculation.

Using the same requirements for which we report our CEO’s compensation in the 2020 Summary Compensation Table, the median employee’s annual total compensation was calculated at $47,768.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under the company’s equity compensation plans, as of December 31, 2020.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	(b) Weighted-average exercise price of outstanding options, warrants and rights[2]	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,212,367	$62.90	1,833,080
Equity compensation plans not approved by security holders	—	—	—
Total	1,212,367	$62.90	1,833,080

1       Amount includes outstanding awards under the 1997 Non-Employee Director Stock Option Plan, the 2007 Stock Incentive Plan, the Amended and Restated 2010 Stock Incentive Plan, each as amended, the 2017 Stock Incentive Plan and the 2020 Stock Incentive Plan (the “Plans”). Amount includes shares of our common stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes shares of our common stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes shares of our common stock that may be issued upon settlement of restricted stock units and deferred stock units (phantom stock) under the Plans. Stock appreciation rights, restricted stock units and deferred stock units may be settled in cash, stock or a combination of both. Column (a) includes the number of shares that could be issued upon a complete distribution of all outstanding stock options and stock appreciation rights (990,663) and restricted stock units and deferred stock units (221,704).

2       Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

ITEM 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we seek non-binding advisory approval on executive compensation.

Our compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return. The Compensation Committee bases its executive compensation decisions on the following core objectives:

•                  align executive compensation with our short- and long-term goals and the interests of our shareholders;

•                  correlate compensation with performance; and

•                  provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that our long-standing executive compensation programs have been effective at motivating the achievement of strong results even during challenging economic times, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on the company.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and objectives.

We are presenting shareholders with the opportunity to submit an advisory approval on the executive compensation program for Named Executives by voting on the following resolution:

“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”

This advisory approval will not be binding on the Compensation Committee or the Board. However, they will carefully consider the outcome of the vote. If there are a significant number of negative votes, we may seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.

The Board of Directors, upon recommendation of the Compensation Committee, unanimously recommends a vote FOR the advisory resolution approving the compensation of the company’s Named Executives.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2021, information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of February 28, 2021) by:

•                  Beneficial owners of more than 5% of our common stock;

•                  Ownership by directors and director nominees;

•                  Ownership by the Named Executives as listed in the Summary Compensation Table; and

•                  Ownership by all current directors and executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock[1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,817,254 shares in aggregate. BlackRock has sole voting power for 2,792,329 shares and sole investment authority for 2,817,254 shares.[2,3]	15.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,015,302 shares in aggregate. Vanguard Group has sole voting power for 0 shares, shared voting power for 42,124 shares, sole investment authority for 1,957,608 shares and shared investment authority for 57,694 shares.[2]	10.9%
ArrowMark Colorado Holdings, LLC 100 Fillmore Street, Suite 325 Denver, CO 80206	1,994,078 shares.[2]	10.8%

Mairs & Power, Inc. 332 Minnesota St. W-1520 First National Bank Building St. Paul, MN 55101	1,648,020 shares in aggregate. Mairs & Power has sole voting power for 1,645,057 shares and sole investment authority for 1,648,020 shares.[2]	8.9%
Clearbridge Investments, LLC. 620 8th Avenue New York, NY 10018	941,062 shares in aggregate. Clearbridge has sole voting power for 940,818 shares and sole investment authority for 941,062 shares.[2]	5.1%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock[1]
David W. Huml	53,293 shares	[5]	*
H. Chris Killingstad	544,613 shares	[4,5]	2.9%
Richard H. Zay	82,471 shares	[5]	*
Carol E. McKnight	59,826 shares	[5]	*
Andrew Cebulla (former Interim CFO)	5,028 shares	[5]	*
Keith A. Woodward (former CFO)	3,017 shares		*
Mary E. Talbott (former SVP and General Counsel)	0 shares		*
Azita Arvani	24,105 shares	[5]	*
William F. Austen	41,946 shares	[5]	*
Carol S. Eicher	32,785 shares	[5]	*
Maria C. Green	3,865 shares		*
Timothy R. Morse	0 shares		*
Donal L. Mulligan	27,775 shares	[5]	*
Steven A. Sonnenberg	31,523 shares	[5]	*
David S. Wichmann	30,248 shares	[5]	*
David Windley	14,026 shares	[5]	*
All directors and current executive officers as a group (16 persons)	1,007,371 shares	[4,6]	5.4%

1       An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

2       The information set forth above as to the Amount and Nature of Beneficial Ownership is based on Schedule 13G/A statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2020.

3       BlackRock, Inc., the parent holding company, reports that iShares Core S&P Small-Cap ETC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the total outstanding shares of common stock.

4       Includes shares allocated to the individual or group under the Tennant Retirement Savings Plan as of February 28, 2021.

5       Includes the following number of shares covered by currently exercisable options or options exercisable within 60 days: Mr. Huml – 36,469; Mr. Killingstad – 390,364; Mr. Zay – 70,184; Ms. McKnight – 45,164; Mr. Cebulla – 3,712; Ms. Arvani – 14,406; Mr. Austen – 17,276; Ms. Eicher – 15,526; Mr. Mulligan – 15,526; Mr. Sonnenberg – 12,995; Mr. Wichmann – 15,526; and Mr. Windley – 7,259.

6       Includes 692,688 shares covered by currently exercisable options, or options exercisable within 60 days, granted to current executive officers (including Named Executives) and directors.

RELATED-PERSON TRANSACTION APPROVAL POLICY

The Board adopted a written related-person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of certain related-person transactions. This policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest, but exempts the following:

•                  payment of compensation by us to a related person for the related person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a committee thereof, if such approval was required);

•                  transactions available to all employees or all shareholders on the same terms; and

•                  transactions which, when aggregated with the amount of all other transactions between the related person and the company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to the Board for ratification. The Board will analyze the following factors, in addition to any other factors the Board deems appropriate, in determining whether to approve a related-person transaction:

•                  whether the terms are fair to the company;

•                  whether the transaction is material to the company;

•                  the role the related person has played in arranging the related-person transaction;

•                  the structure of the related-person transaction; and

•                  the interests of all related persons in the related-person transaction.

The Board may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon the company and the related person taking such precautionary actions as the Board deems appropriate.

POLITICAL CONTRIBUTION POLICY

Upon recommendation of the Governance Committee, the Board has adopted a written Political Contributions and Public Policy Activities policy, which provides that:

•                  the company and its subsidiaries abide by laws governing political contributions and related activities;

•                  the company generally will not make direct political contributions; if the company wants to make direct political contributions, it must get advance approval from the Governance Committee; and

•                  employees are forbidden from using company property for political or public policy activities.

The policy is not intended to prohibit the company from participating in trade associations, professional societies, industry groups and other tax-exempt organizations that represent the industries and business communities in which the company operates.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2022 Annual Meeting should be sent to our Corporate Secretary at 10400 Clean Street, Eden Prairie, MN 55344. Proposals must be received on or before November 17, 2021, to be eligible for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2022 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 28, 2022. Proxies solicited by the Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See “Director Nomination Process” and “Shareholder Nominations” for information and requirements on how to nominate a director or recommend a potential director candidate for consideration by the Governance Committee.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TENNANT COMPANY 10400 CLEAN STREET EDEN PRAIRIE, MN 55344-2650 During The Meeting - Go to www.virtualshareholdermeeting.com/TNC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D38834-P49281-Z79076 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TENNANT COMPANY The Board of Directors recommends you vote FOR each of the nominees in Proposal 1: 1. Election of three Class II directors for three-year terms and one Class III director for a one-year term. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! 1a. Azita Arvani 1b. Timothy R. Morse 1c. Steven A. Sonnenberg 1d. David W. Huml The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021. Advisory approval of executive compensation. 3. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D38835-P49281-Z79076 TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2021, 10:30 A.M. CDT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David W. Huml and Kristin A. Stokes, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or either of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 5, 2021, at the Annual Meeting of Shareholders to be held over the Internet at www.virtualshareholdermeeting.com/TNC2021 on April 28, 2021 at 10:30 a.m. (CDT), or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the Tennant Company Retirement Savings Plan (090984) ("Plan"). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by April 23, 2021, the undersigned will be treated as directing the Plan's Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. Continued and to be signed on reverse side. See reverse for voting.